UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

U.S. CONCRETE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

June 21, 2011
Dear Stockholder:

On behalf of the Board of Directors, we invite you to attend the 2011 Annual Meeting of Stockholders of U.S. Concrete, Inc. We will hold the meeting at the Saddle Brook Marriott, 138 New Pehle Avenue, Saddle Brook, New Jersey 07663 at 9:00 a.m. local time, on Tuesday, August 2, 2011.

We again are taking advantage of the Securities and Exchange Commission rules that allow issuers to provide electronic access to proxy materials over the Internet instead of mailing printed copies of those materials to each stockholder. We believe that furnishing these materials electronically allows us to more efficiently provide our stockholders with the information, while reducing costs and reducing the impact of our annual meeting on the environment. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials electronically unless you elect otherwise.

On June 21, 2011, we commenced the mailing to our stockholders (other than those who previously requested electronic or paper delivery) of a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials; the Notice of Annual Meeting of Stockholders; the Proxy Statement providing information concerning the matters to be acted on at the meeting; and our Annual Report to Stockholders describing U.S. Concrete’s operations during the year ended December 31, 2010. If you requested printed versions of these materials, a proxy card for the annual meeting is also included.

We hope you will be able to attend the meeting in person.  Whether or not you plan to attend, please take the time to vote. You may vote your shares via the Internet or by telephone by following the instructions included in this package, or, if you elected to receive printed versions of the materials, by signing, dating and returning the enclosed paper proxy card in the enclosed postage-paid envelope. If you attend the meeting and wish to vote your shares in person, you may revoke your proxy.

Thank you for your interest in U.S. Concrete.

Sincerely,

Eugene I. Davis	Michael W. Harlan
Chairman of the Board	President and Chief Executive Officer

U.S. CONCRETE, INC.

2925 Briarpark Drive, Suite 1050, Houston, Texas 77042

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Tuesday, August 2, 2011
9:00 a.m., Local Time

To the Stockholders of U.S. Concrete, Inc.:

The 2011 Annual Meeting of Stockholders of U.S. Concrete, Inc. will be held on Tuesday, August 2, 2011, at 9:00 a.m., local time, at the Saddle Brook Marriott, 138 New Pehle Avenue, Saddle Brook, New Jersey 07663. At the meeting, we will ask you to consider and take action on the following:

(1)	to elect six directors to serve until the 2012 annual meeting of stockholders (Proposal No. 1);

(2)	to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of U.S. Concrete for the year ending December 31, 2011 (Proposal No. 2); and

(3)	to transact any other business that may properly come before the annual meeting or any adjournment or postponement of the meeting.

Our Board of Directors set the close of business on June 7, 2011 as the record date for determining stockholders entitled to receive notice of and to vote at the meeting or any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of common stock held at that time. A list of all stockholders entitled to vote is available for inspection during normal business hours at our principal offices at 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042. This list also will be available at the meeting.

Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read the proxy statement and submit your proxy so that your shares can be voted at the meeting and to help us ensure a quorum for the meeting. You may nonetheless vote in person if you attend the meeting.

By Order of the Board of Directors,

Curt M. Lindeman
Vice President, General Counsel and Corporate Secretary
Houston, Texas June 21, 2011

Important Notice Regarding the Availability of Proxy Materials for the Stockholders
Meeting to be held on August 2, 2011: The Notice of Annual Meeting of Stockholders, Proxy Statement
and the Annual Report are available at www.proxyvote.com.

U.S. CONCRETE, INC.

PROXY STATEMENT
 FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT
THE MEETING AND VOTING

Q:	Why did I receive a notice regarding the availability of proxy materials rather than the printed Proxy Statement and Annual Report, and how do I access the proxy materials?

A:
Pursuant to the Securities and Exchange Commission rules, we have elected to provide electronic access to our proxy materials over the Internet instead of mailing printed copies of these materials to each stockholder. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders of record, which we began mailing on or about June 21, 2011. We refer to that notice as the “Notice.” Instructions on how to access the proxy materials over the Internet are included in the Notice.

All stockholders will have the ability to access the proxy materials on the Web site referred to in the Notice. If you received that Notice, then you will not receive a printed copy of the proxy materials unless you request them. Stockholders may request to receive a printed set of the proxy materials, on an ongoing basis, via the Internet at www.proxyvote.com, by sending an email to sendmaterial@proxyvote.com, or by calling 1-800-579-1639.

Q:           What am I being asked to vote on?

A:           We are asking you to consider and vote on the following:

•	the election of six directors to serve until the 2012 annual meeting of stockholders (Proposal No. 1);

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011 (Proposal No. 2); and

•	any other business that may properly come before the annual meeting or any adjournment or postponement of the meeting.

Q:           Who may vote?

A:
All stockholders of record as of the close of business on June 7, 2011, the record date for the meeting, are entitled to vote. Holders of our common stock are entitled to one vote per share.  As of June 7, 2011, 11,988,796 shares of our common stock were outstanding and entitled to vote.

Q:	Who may attend the meeting?

A:	All stockholders as of the record date, or their duly appointed proxies, may attend the meeting.

Q:	How do I vote?

A:           You may vote in the following ways:

•	you may come to the annual meeting and cast your vote in person;

•	you may cast your vote by telephone by using the toll-free number listed on the Notice;

•	you may cast your vote over the Internet by using the Internet address listed on the Notice; or

•
if you elected to receive printed versions of the materials, you may vote by signing and returning the enclosed proxy card. If you return the proxy card, the persons named on the card will vote your shares in the manner you indicate.

The telephone and Internet voting procedures are designed to verify your vote through the use of a voter control number that is provided on your individual copy of the Notice. The procedures also allow you to vote your shares and to confirm that your instructions have been properly recorded. Please see your copy of the Notice for specific instructions.

If you hold shares through a brokerage firm, bank or other custodian, you may vote by telephone or the Internet only if the custodian offers that option.

Q:           Who is soliciting my proxy?

A:
U.S. Concrete’s Board of Directors is soliciting your proxy. Certain of our directors, officers and employees also may solicit proxies on the Board of Director’s behalf by mail, telephone, email, fax or in person.

Q:           Who will bear the expenses of this solicitation?

A:
We will pay the costs and expenses of the solicitation. Our directors, officers and employees will not receive additional remuneration for soliciting proxies. We will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable costs and expenses to forward our proxy materials to the beneficial owners of our common stock.

Q:           What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

A:
Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, you are considered the shareholder of record with respect to those shares, and the Notice was sent directly to you by the Company. If you request printed copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. If you request printed copies of the proxy materials by mail, you will receive a vote instruction form.

Q:           What happens if I do not indicate how I wish to vote on one or more of the proposals?

A:
If you are a shareholder of record and you return your signed proxy card but do not indicate how you wish to vote, the persons named as proxies will vote your shares (1) “FOR” election of all the nominees for director (Proposal No. 1), and (2) “FOR” ratification of the appointment of PricewaterhouseCoopers LLP (Proposal No. 2). If any other matter does come before the annual meeting, the proxy holders will vote the proxies according to their best judgment.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters.  If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”  Under applicable rules, brokers will not be able to vote for the election of nominees for director (Proposal No. 1). Therefore, it is very important that you vote your proxy so that your vote can be counted.

Q:           What if I vote by proxy and then change my mind?

A:	If you vote by proxy, via mail, the Internet or telephone, you may later revoke your proxy instructions by:

•	writing to U.S. Concrete’s Corporate Secretary at the mailing address in the answer to the last question below;

•	delivering a properly executed proxy card dated after the date of the proxy card you want to revoke;

•	voting at a later time by telephone or the Internet; or

•	attending the annual meeting and casting your vote in person.

Q:	When did U.S. Concrete begin mailing the Notice and first distribute this proxy statement and the accompanying form of proxy to stockholders?

A:	We began mailing the Notice, and first distributed this proxy statement and the accompanying form of proxy to our stockholders, on or about June 21, 2011.

Q:	What constitutes a quorum?

A:
The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the meeting constitutes a quorum. We need a quorum of stockholders to hold a valid annual meeting. If you have properly voted by proxy, via mail, the Internet or telephone, you will be considered part of the quorum. We will count abstentions and broker non-votes as present for the purpose of establishing a quorum. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because the broker does not have the authority to do so. If a quorum is not present, the chairman or the holders of a majority of the shares of common stock present in person or by proxy at the annual meeting may adjourn the meeting, without notice other than an announcement at the meeting, until the required quorum is present.

Q:	What vote is required for the passage of each of the proposals up for consideration at the annual meeting?

A:
Directors are elected by a plurality, which means that the six nominees receiving the greatest number of votes will be elected. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011 requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes will have no effect on the vote for directors or ratification of our independent registered public accounting firm.

Q:           Who will count the votes?

A:           Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes.

Q:           What shares are reflected on my copy of the Notice or my proxy card?

A:
The shares listed on your copy of the Notice or your proxy card represent, as of the record date, all the shares of common stock held in your name, as distinguished from shares held by a broker in “street” name. You should receive a separate notice or proxy card from your broker if you hold shares in “street” name.

Q:	What does it mean if I get more than one Notice or proxy card?

A:
It indicates that your shares are held in more than one account, such as two brokerage accounts, or are registered in different names. You should vote or provide a proxy for the shares covered by each Notice or proxy card to ensure that all your shares are voted.

Q:	What is the deadline for submitting a proxy?

A:
In order to be counted, proxies submitted by telephone or the Internet must be received by 11:59 p.m. on August 1, 2011. Proxies submitted by mail must be received prior to the start of the annual meeting.

Q:	What is U.S. Concrete’s mailing address?

A:	Our mailing address is U.S. Concrete, Inc., 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042.

SECURITY OWNERSHIP OF CERTAIN
 BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of our common stock as of June 7, 2011 (except as set forth in the footnotes below) by each person who we know beneficially owns more than 5% of the outstanding shares of our common stock, each of our current directors, our chief executive officer, our other executive officers named in the Summary Compensation Table in this proxy statement and all our current directors and current executive officers as a group. Unless otherwise indicated in the footnotes below, each individual named has sole voting and dispositive power with respect to the shares shown, and the address of all those persons is c/o U.S. Concrete, Inc., 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042.

	Shares of Common Stock Beneficially Owned
Name	Number	Percent

MacKay Shields LLC (1)	1,732,189	14.5
JPMorgan Chase & Co. (2)	1,701,860	14.2
Whippoorwill Associates, Inc. (3)	1,490,688	11.8
Monarch Alternative Capital LP (4)	1,248,533	9.9
Whitebox Advisors, LLC (5)	1,247,008	9.9
York Capital Management Global Advisors, LLC (6)	1,195,789	10.0
Helios Advisors LLC (7)	656,429	5.5
Michael W. Harlan (8)	101,766	*
Curt M. Lindeman (9)	22,437	*
Gary J. Konnie (10)	19,318	*
Jeff L. Davis (11)	15,704	*
Kurt M. Cellar (12)	16,830	*
Eugene I. Davis (13)	16,830	*
Michael D. Lundin (14)	16,830	*
Robert M. Rayner (15)	16,830	*
Colin M. Sutherland (16)	16,830	*
James C. Lewis (17)	14,088	*
Directors and executive officers as a group (16 persons) (18)	327,725	2.7

*   Less than 1%.

(1)
Number of shares owned is based solely on a Schedule 13G/A filed with the SEC on January 10, 2011, reporting ownership as of December 31, 2010. This stockholder’s address is 9 West 57th Street, New York, NY 10019. The Schedule 13G/A reports beneficial ownership, sole dispositive power and sole voting power for 1,732,189 shares of common stock. We have not made any independent determination as to the beneficial ownership of such stockholder, and are not restricted in any determination we may make by reason of inclusion of such stockholder or its shares in this table.

(2)
Number of shares owned is based solely on a Schedule 13G filed with the SEC on February 3, 2011, reporting ownership as of January 31, 2011. This stockholder’s address is 270 Park Avenue, New York, NY 10017. The Schedule 13G reports beneficial ownership and sole dispositive power for 1,701,860 shares of common stock, and sole voting power for 1,668,514 shares of common stock. We have not made any independent determination as to the beneficial ownership of such stockholder, and are not restricted in any determination we may make by reason of inclusion of such stockholder or its shares in this table.

(3)
Number of shares owned is based solely on a Schedule 13G filed with the SEC jointly by Whippoorwill Associates, Inc. (“Whippoorwill”), Shelley F. Greenhaus and Steven K. Gendal on January 11, 2011, reporting ownership as of January 4, 2011. Mr. Greenhaus is the President and a Principal of Whippoorwill, and Mr. Gendal is a Principal of Whippoorwill. The address for Whippoorwill and Messrs. Greenhaus and Gendal is 11 Martine Avenue, White Plains, NY 10606.  The Schedule 13G reports beneficial ownership, shared dispositive power and shared voting power for 1,490,688  shares of common stock, 742,783 of which were held as common shares and 747,905 of which would be issuable upon conversion of the Company’s 9.5% convertible secured notes (the “Notes”) that may be deemed to be beneficially owned by Whippoorwill. We have not made any independent determination as to the beneficial ownership of those stockholders, including the applicability of the conversion cap set forth in the indenture governing the Notes that prohibits the conversion of the Notes if after such conversion the holder of the Notes and its affiliates would beneficially own more than 9.9% of the outstanding common stock (the “Conversion Cap”), and are not restricted in any determination we make by reason of inclusion of those stockholders or their shares in this table.

(4)
Number of shares owned is based solely on a Schedule 13G filed with the SEC jointly by Monarch Debt Recovery Master Fund Ltd. (“MDRF”), Monarch Alternative Capital LP (“MAC”), MDRA GP LP (“MDRA GP”) and Monarch GP LLC (“Monarch GP”) on September 9, 2010, reporting ownership as of August 31, 2010. MAC serves as advisor to a variety of funds, including MDRF, MDRA GP is the general partner of MAC and Monarch GP is the general partner of MDRA GP. The stockholders’ address is c/o Monarch Alternative Capital LP, 535 Madison Avenue, New York, NY 10022. The Schedule 13G reports beneficial ownership, shared dispositive power and shared voting power for 795,316  shares of common stock for MDRF, and 1,248,533 shares of common stock for MAC, MDRA GP and Monarch GP. The 1,248,533 shares include 711,446 shares issuable upon conversion of the Notes, and the application of the Conversion Cap. We have not made any independent determination as to the beneficial ownership of those stockholders and are not restricted in any determination we make by reason of inclusion of those stockholders or their shares in this table.

(5)
Number of shares owned is based solely on a Schedule 13G filed with the SEC jointly by Whitebox Advisors, LLC (“WA”), Whitebox Multi-Strategy Advisors, LLC (“WMSA”), Whitebox Multi-Strategy Partners, L.P.(“WMSP”), Whitebox Multi-Strategy Fund, L.P.(“WMSFLP”), Whitebox Multi-Strategy Fund, Ltd. (“WMSFLTD”), Whitebox Concentrated Convertible Arbitrage Advisors, LLC (“WCCAA”), Whitebox Concentrated Convertible Arbitrage Partners, L.P. (“WCCAP”), Whitebox Concentrated Convertible Arbitrage Fund, L.P. (“WCCAFLP”), Whitebox Concentrated Convertible Arbitrage Fund, Ltd. (“WCCAFLTD”), Whitebox Credit Arbitrage Advisors, LLC (“WCRAA”), Whitebox Credit Arbitrage Partners, L.P. (“WCRAP”), Whitebox Credit Arbitrage Fund, L.P. (“WCRAFLP”), Whitebox Credit Arbitrage Fund, Ltd. (“WCRAFLTD”) and HFR RVA Combined Master Trust (“HFR”) on February 14, 2011, reporting ownership as of December 31, 2010. The address of the business office of WA, WMSA, WMSFLP, WCCAA, WCCAFLP, WCRAA and WCRAFLP is 3033 Excelsior Boulevard, Suite 300, Minneapolis, MN 55416. The address of the business office of WMSP, WMSFLTD, WCCAP, WCCAFLTD, WCRAP and WCRAFLTD is Trident Chambers, P.O. Box 146, Waterfront Drive, Wickhams Cay, Road Town, Tortola, British Virgin Islands. The address of the business office of HFR is HFR RVA Combined Master Trust, 65 Front Street, Hamilton, HM 11, Bermuda. The Schedule G reports the following beneficial ownership: WA, acting as an investment advisor to its client, is deemed to be the beneficial owner of 1,247,008 shares of common stock; WMSA is deemed to beneficially own 630,983 shares of common stock; WMSP is deemed to beneficially own 630,983 shares of common stock as a result of its ownership of Notes and common stock; WMSFLP and WMSFLTD are each deemed to beneficially own 630,983 shares of common stock as a result of their indirect ownership of Notes and common stock; WCCAA is deemed to beneficially own 122,868 shares of common stock; WCCAP is deemed to beneficially own 122,868 shares of common stock as a result of its ownership of Notes; WCCAFLP and WCCAFLTD are each deemed to beneficially own 122,868 shares of common stock as a result of their indirect ownership of Notes; WCRAA is deemed to beneficially own 487,031 shares of common stock; WCRAP is deemed to beneficially own 487,031 shares of common stock as a result of its ownership of Notes and common stock; WCRAFLP and WCRAFLTD are each deemed to beneficially own 487,031 shares of common stock as a result of their indirect ownership of Notes and common stock; and HFR is deemed to beneficially own 6,126 shares of common stock as a result of its ownership of common stock. The Schedule G reports the following shared voting power: WA has shared voting power with respect to 1,247,008 shares of common stock; WMSA, WMSP, WMSFLP and WMSFLTD have shared voting power with respect to 630,983 shares of common stock; WCCAA, WCCAP, WCCAFLP and WCCAFLTD have shared voting power with respect to 122,868 shares of common stock; and WCRAA, WCRAP, WCRAFLP and WCRAFLTD have shared voting power with respect to 487,031 shares of common stock. The schedule G reports the following shared dispositive power: WA has shared dispositive power with respect to 1,247,008 shares of common stock; WMSA, WMSP, WMSFLP and WMSFLTD have shared dispositive power with respect to 630,983 shares of common stock; WCCAA, WCCAP, WCCAFLP and WCCAFLTD have shared dispositive power with respect to 122,868 shares of common stock; and WCRAA, WCRAP, WCRAFLP and WCRAFLTD have shared dispositive power with respect to 487,031 shares of common stock. We have not made any independent determination as to the beneficial ownership of those stockholders and are not restricted in any determination we make by reason of inclusion of those stockholders or their shares in this table.

(6)
Number of shares owned is based solely on a Schedule 13G filed with the SEC on February 14, 2011, reporting ownership as of December 31, 2010. This stockholder’s address is c/o York Capital Management (“York”), 767 Fifth Avenue, 17th Floor, New York, NY 10153. The Schedule 13G reports beneficial ownership, sole dispositive power and sole voting power for 1,195,789 shares of common stock, which takes into account the shares of common stock issuable upon conversion of the $4,853,000 in Notes that are beneficially owned by York, and application of the Conversion Cap. We have not made any independent determination as to the beneficial ownership of such stockholder and are not restricted in any determination we may make by reason of inclusion of such stockholder or its shares in this table.

(7)
Number of shares owned is based solely on a Schedule 13G filed with the SEC on January 20, 2011, reporting ownership as of December 31, 2010. This stockholder’s address is 780 Third Avenue, 7th Floor, New York, NY 10017. The Schedule 13G reports beneficial ownership, sole dispositive power and sole voting power for 656,429 shares of common stock. We have not made any independent determination as to the beneficial ownership of such stockholder, and are not restricted in any determination we may make by reason of inclusion of such stockholder or its shares in this table.

(8)
Includes 89,452 shares of common stock Mr. Harlan has the right to acquire within 60 days on the vesting of restricted stock units (“RSUs”) and incentive restricted stock units (“Incentive RSUs”), and the exercise of stock options and warrants.

(9)	Includes 19,512 shares of common stock Mr. Lindeman has the right to acquire within 60 days on the vesting of RSUs and Incentive RSUs, and the exercise of stock options and warrants.

(10)	Includes 17,214 shares of common stock Mr. Konnie has the right to acquire within 60 days on the vesting of RSUs and Incentive RSUs, and the exercise of stock options and warrants.

(11)	Includes 14,090 shares of common stock Mr. Davis has the right to acquire within 60 days on the vesting of RSUs and Incentive RSUs, and the exercise of stock options and warrants.

(12)	Includes 11,220 shares of common stock Mr. Cellar has the right to acquire within 60 days on the vesting of RSUs and Incentive RSUs.

(13)	Includes 11,220 shares of common stock Mr. Davis has the right to acquire within 60 days on the vesting of RSUs and Incentive RSUs.

(14)	Includes 11,220 shares of common stock Mr. Lundin has the right to acquire within 60 days on the vesting of RSUs and Incentive RSUs.

(15)	Includes 11,220 shares of common stock Mr. Rayner has the right to acquire within 60 days on the vesting of RSUs and Incentive RSSs.

(16)	Includes 11,220 shares of common stock Mr. Sutherland has the right to acquire within 60 days on the vesting of RSUs and Incentive RSUs.

(17)	Includes 11,624 shares of common stock Mr. Lewis the right to acquire within 60 days on the vesting of RSUs and Incentive RSUs, and the exercise of stock options.

(18)
Includes 270,726 shares of common stock the current directors and current executive officers as a group have the right to acquire within 60 days on the vesting of RSUs and Incentive RSUs, and the exercise of stock options and warrants.

The number of shares and percentage of ownership for each person listed and for the directors and executive officers as a group assumes that shares of common stock those persons may acquire within 60 days after June 7, 2011 are outstanding.

EMERGENCE FROM CHAPTER 11 BANKRUPTCY PROCEEDINGS

On April 29, 2010, U.S. Concrete, Inc. and certain of its subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware seeking relief under the provisions of Chapter 11 of Title 11 (“Chapter 11”) of the United States Code (Consolidated Case No. 10-11407). On August 31, 2010 (the “Effective Date”), we consummated our reorganization and emerged from Chapter 11 proceedings. In connection with our emergence from Chapter 11, all outstanding obligations under our previously outstanding 8.375% Senior Subordinated Notes due 2014 (the “Old Notes”) were cancelled and we issued approximately 11.9 million shares of Common Stock to the holders of the Old Notes. Additionally, all of our Common Stock that was issued and outstanding immediately prior to the Effective Date (the “Old Common Stock”) was cancelled upon our emergence, and holders of the Old Common Stock received warrants to acquire Common Stock in two tranches: Class A Warrants to purchase an aggregate of approximately 1.5 million shares of Common Stock at an exercise price of $22.69 per share; and Class B Warrants to purchase an aggregate of approximately 1.5 million shares of Common Stock at an exercise price of $22.68 per share.

Immediately prior to the Effective Date, our Board consisted of John M. Piecuch, Michael W. Harlan, Vincent D. Foster, Mary P. Ricciardello, T. William Porter III, William T. Albanese and Ray C. Dillon (collectively, our “Pre-Emergence Directors”). As of the Effective Date, the term of our Pre-Emergence Directors expired, and Eugene I. Davis, Michael W. Harlan, Kurt M. Cellar, Michael D. Lundin, Robert M. Rayner and Colin M. Sutherland (collectively, our “Post-Emergence Directors”) were appointed as directors.

Our Old Common Stock ceased trading on the Nasdaq Global Market on May 10, 2010 and was traded in the over-the-counter market until our emergence from Chapter 11 proceedings. Our Common Stock is currently traded on the Nasdaq Capital Market under the symbol USCR.

PROPOSAL NO. 1
 ELECTION OF DIRECTORS

Our Board currently consists of six members. The persons named in the proxy will vote to elect all of the nominees as directors for terms ending at the 2012 annual meeting of stockholders, except in cases where authority to vote for the nominees is withheld. Although we have no reason to believe that the nominees will be unable to serve as directors, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee our Board designates.

Information regarding the ages and backgrounds of the nominees is set forth below (ages are as of June 21, 2011):

Nominee	Age	Position(s) Held
Eugene I. Davis	56	Director and Chairman of the Board (1)
Michael W. Harlan	50	Director, President and Chief Executive Officer
Kurt M. Cellar	41	Director (2)
Michael D. Lundin	51	Director (3)
Robert M. Rayner	64	Director (4)
Colin M. Sutherland	55	Director (5)

(1)	Chairman of the Board and member of the audit committee.
(2)	Member and Chair of the compensation committee.
(3)	Member of the compensation committee.
(4)	Member and Chair of the audit committee.
(5)	Member of the audit committee and member of the compensation committee.

Eugene I. Davis

Eugene I. Davis has served as our Chairman of the Board since 2010. He has served as Chairman and Chief Executive Officer of Pirinate Consulting Group, L.L.C., a privately-held consulting firm specializing in crisis and turn-around management and strategic advisory services for public and private business entities, since 1999. Prior to joining Pirinate Consulting, Mr. Davis was Chief Operating Officer of Total-Tel USA Communications, Inc., President of Emerson Radio Corp. and Chief Executive Officer of Sport Supply Group, Inc. Mr. Davis has served as director for numerous public and private companies across various industries. Mr. Davis currently serves on the boards of Atlas Air Worldwide Holdings, Inc., Dex One Corporation, GSI Group, Inc., Global Power Equipment Group Inc. and Spectrum Brands, Inc. Mr. Davis is a director of the following companies but will not stand for re-election at the 2011 annual meeting of shareholders: Knology, Inc., Roomstore, Inc., SeraCare Life Sciences, Inc. and Spansion Inc. Mr. Davis is also a director of Trump Resorts Entertainment, Inc., whose common stock is registered under the Securities Exchange Act of 1934, as amended, but does not trade. Mr. Davis is currently on the boards of Ambassadors International, Inc., Footstar, Inc., Orchid Cellmark Inc., Rural/Metro Corp., Smurfit-Stone Container Corporation and YRC Worldwide, Inc. On April 1, 2011, Ambassadors International announced that it had entered into an agreement to sell the Windstar Cruises’ business and operations to Whippoorwill Associates, Inc., a private investment firm, through the chapter 11 legal process, after which Ambassadors International will no longer be a public company. Footstar has announced a merger transaction pursuant to which it will be acquired by Footstar Acquisitions, Inc. in a going-private transaction. On April 6, 2011, Orchid Cellmark announced that it has entered into a transaction pursuant to which it will be acquired by Laboratory Corporation of America Holdings. On March 28, 2011, Rural/Metro announced that it entered into a definitive agreement that provides for the acquisition of Rural/Metro by the private equity firm Warburg Pincus in a going-private transaction. Smurfit-Stone has announced a transaction to be acquired by Rock-Tenn Company. YRC Worldwide has announced that it has entered into a non-binding term sheet regarding a restructuring. Mr. Davis will no longer serve as a director of Orchid Cellmark, Rural/Metro, Smurfit-Stone or YRC Worldwide upon closing of those transactions or will resign by December 31, 2011 if the transactions have not closed by that time.

During the past five years, Mr. Davis has also been a director of American Commercial Lines Inc., Delta Airlines, Foamex International Inc., Granite Broadcasting Corporation, Ion Media Networks, Inc., Media General, Inc., Mosaid Technologies, Inc., Ogelbay Norton Company, PRG-Schultz International Inc., Silicon Graphics International, Terrastar Corp., Tipperary Corporation and Viskase, Inc. Mr. Davis brings to the Board experience with companies emerging from chapter 11 restructuring processes and also has significant experience as a director of public companies. Mr. Davis holds a Bachelor of Arts from Columbia College, a Masters of International Affairs in International Law and Organization from the School of International Affairs of Columbia University and a Juris Doctorate from the Columbia University School of Law.

Mr. Davis has substantial public board experience and expertise in the corporate governance arena acquired through his service on a number of public company boards and as the Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC. Mr. Davis is a well-seasoned businessman and brings to us significant executive experience in a variety of industries, including power and energy, telecommunications, automotive, manufacturing, high-technology, medical technologies, metals, financial services, consumer products and services, import-export, mining and transportation and logistics. In addition, he has significant financial expertise.

Michael W. Harlan

Michael W. Harlan has served as our President and Chief Executive Officer since 2007, and as one of our directors since 2006. Previously, he served as one of our directors from 1999 to 2003. From 2003 through 2007, Mr. Harlan served as our Executive Vice President and Chief Operating Officer. Mr. Harlan served as our Chief Financial Officer from 1998 to 2004, as our Senior Vice President from 1998 to 2003, and as our Corporate Secretary from 1998 to 1999.  Mr. Harlan is also a director and chairman of the audit committee of Waste Connections, Inc., a publicly traded solid waste services firm.

Our Board of Directors concluded that Mr. Harlan is well qualified to serve as one of our directors, based on his thorough knowledge of our Company and the industries in which we participate, and his prior experience and public company board service. Since the inception of our company in 1999, in addition to his service as a director, Mr. Harlan has been involved in all functional aspects, including service as our Chief Operating Officer, Chief Financial Officer and Chief Executive Officer. Mr. Harlan is also actively involved in numerous industry associations, including serving as a director and member of the executive committee of the National Ready-Mixed Concrete Association, the industry’s largest trade organization (the “NRMCA”); serving on the Board of Trustees, Chairman of the Program Committee and a member of the Advisory Council of the RMC Research & Education Foundation; and service as a member of the Concrete Industry Management National Steering Committee.

Prior to joining our company, Mr. Harlan served in a number of executive management and financial roles, including as Senior Vice President and Chief Financial Officer of Apple Orthodontix, Inc., an orthodontic practice management company; various positions in the finance and acquisitions departments, including Treasurer, of Sanifill, Inc., an international environmental services company that USA Waste Services, Inc. acquired in 1996; and various positions in the tax and corporate financial consulting services division of Arthur Anderson LLP, where he was a Manager. Mr. Harlan is also a certified public accountant. Including his service on our Board, Mr. Harlan has more than 11 years of service as a public company director. Mr. Harlan holds a B.A. degree from the University of Mississippi.

On March 30, 2011, the Company announced that Mr. Harlan will be leaving the Company. The Board engaged Russell Reynolds Associates to assist in the search for a new CEO and named Director Kurt Cellar to head the search committee. Mr. Harlan will remain with the Company in his current role while the Board conducts a search for his replacement. In addition, Mr. Harlan agreed to provide consulting services to the Company for a period of up to one year after his termination in an amount no greater than 20% of the average level of services he provided to the Company in the 36 month period prior to his termination and at a monthly rate to be mutually agreed upon by the parties. For information regarding the term of Mr. Harlan’s severance agreement, see “Executive Compensation – Post-Employment Arrangements for our Executive Officers.”

Kurt M. Cellar

Kurt M. Cellar has served as one of our directors since 2010. Since January 2008, Mr. Cellar has been a consultant and board member to companies in a variety of industries as well as a private investor.  From 1999 to 2008, Mr. Cellar worked for the hedge fund Bay Harbour Management, L.C., where he was partner and portfolio manager from 2003 until his departure.  During his tenure at Bay Harbour, the fund won many investor awards including The Absolute Return “Hedge Fund of the Year” award in 2006.  Prior to Bay Harbour, Mr. Cellar was with the private equity firm Remy Investors.  Before that, he was a strategy consultant at LEK/Alcar.

Mr. Cellar is currently a director of Aventine Renewable Energy, Hawaiian Telcom, Home Buyers Warranty, Six Flags Entertainment and Vertis Communications. Within the last five years, Mr. Cellar has served as a director of Telcove Inc. (f/k/a Adelphia Business Solutions), Harwood Lumber Manufacturing, Inc., The Penn Traffic Company and RCN Corporation.  Mr. Cellar has a BA in Economics/Business from the University of California, Los Angeles and a Masters in Business Administration from the Wharton School of Business.  Mr. Cellar is a Chartered Financial Analyst. Our Board of Directors concluded that Mr. Cellar is well qualified to serve as one of our directors based on his financial expertise and considerable board experience.

Michael D. Lundin

Michael D. Lundin has served as one of our directors since 2010. Since June 2008, he has served as the Head of Operations, Chairman North Coast Minerals with Resilience Capital Partners.  Previously, Mr. Lundin was the President and Chief Executive Officer of Oglebay Norton Company from December 2002 to February 2008, where he also served as the Chief Operations Officer and the President of the Great Lakes Mineral Division and the Michigan Limestone Operations.

Mr. Lundin also serves as the non-executive chairman of each of Broder Brothers and Euromax.  Mr. Lundin is also a director of Rand Logistics, Avtron, Inc. and the Cleveland Sight Center.  Within the last five years, Mr. Lundin served as a director of World Technologies, Inc., Oglebay Norton Company and United Shipping Alliance. Mr. Lundin has a BS from the University of Wisconsin-Stout and a Masters in Business Administration from Loyola Marymount University. Our Board of directors concluded that Mr. Lundin’s experience in the aggregates sector and board service makes him well qualified to serve as one of our directors.

Robert M. Rayner

Robert M. Rayner has served as one of our directors since 2010. Mr. Rayner is President of RM Industries, LLC, an advisory firm providing services relating to management, turnarounds and acquisitions primarily to privately-held and private equity owned firms. Mr. Rayner also serves as the chairman of the board of TestEquity LLC, an Evercore portfolio company, and as a director of, and a business advisor to, Industrial Insulation Group LLC. Previously, he served as the President and Chief Executive Officer, and a director, of Specialty Products & Insulation Co. (“SPI”), a leading national distributor of insulation and architectural products and an Evercore portfolio company, from March 2004 to SPI’s sale in September 2009.  Prior to joining SPI, Mr. Rayner was the President and Chief Operating Officer of Essroc Corp. (“Essroc”), the U.S. operations of a global cement company, from 1994 to early 2002.  He had previously served as the Chief Financial Officer and President of the Construction Materials Division of Essroc.  Prior to joining Essroc, for twelve years, Mr. Rayner held various domestic and international positions in corporate finance, treasury and international business at Pepsi Co., Inc. and before that he was a consulting civil engineer in the U.K. for six years

In 2001, Mr. Rayner was elected by his peers as the Chairman of the Board of the Portland Cement Association, the non-profit organization for the cement producers in the United States and Canada.  Mr. Rayner holds a civil engineering degree from Bristol University, England and is a professional member of the U.K. Institution of Civil Engineers.  He has a Masters in Business Administration in finance from the London Business School and a Diploma in International Management from London Business School, New York University and Hautes Etudes Commerciales, France. Our Board of Directors concluded that Mr. Rayner is well qualified to serve as one of our directors based on his experience in the cement industry, financial expertise and prior board experience.

Colin M. Sutherland

Colin M. Sutherland has served as one of our directors since 2010. Since April 2011, he has served as Executive Vice President and Chief Financial Officer of The Waterford Group, a private-held company based in southern Ontario that operates in the aggregates, ready-mixed concrete and industrial services sectors. From July 2010 to February 2011, he served as Senior Corporate Development Advisor to the CEO of Armtec Infrastructure Income Fund, one of North America’s largest producers of pre-cast and pre-stressed concrete components and structures.  Mr. Sutherland served as the Executive Vice President of Catawba Resources from March 2007 to April 2010, and as the Vice President, Business Development, Integration & Strategy at Holcim (US) Inc. from August 2003 to February 2007.  He served as the Paris-based Vice President, Cementitious Materials with Lafarge S.A. from October 2001 to July 2003, as Group Integration Director for Blue Circle Industries PLC from February 2001 to September 2001, and as Director of Corporate Development for Blue Circle North America from September 1995 to January 2001.  Mr. Sutherland holds a Bachelor of Commerce degree from the Queen’s University.  He has also pursued graduate studies at the Wharton School of Business. Based on Mr. Sutherland’s over 30 years of experience in the heavy building materials sector, our Board of Directors concluded that he is well qualified to serve as one of our directors.

The election of any director requires the favorable vote of the holders of a plurality of the shares of our common stock present and voting, in person or by proxy, at the annual meeting. Any abstentions or broker non-votes will not affect the vote.  If you properly completed the voting instructions via mail, the Internet or telephone, the persons named as proxies will vote your shares “FOR” the election of the nominees listed above unless you withhold authority to vote for one or more of the nominees. We do not expect that any of the nominees will refuse or be unable to act as a director of U.S. Concrete for the term specified. If, however, any nominee becomes unable or unwilling to serve as a director prior to the vote, the persons named as proxies intend to vote the proxy shares for the election of any other person the Board of Directors may designate.

The Board of Directors recommends that you vote “FOR” the election of our director nominees.

INFORMATION CONCERNING THE BOARD OF DIRECTORSAND COMMITTEES

Board of Directors

Our Board met thirteen times and took action by unanimous written consent on five occasions during 2010 prior to the Effective Date, and met ten times and took action by unanimous written consent on one occasion in 2010 from the Effective Date through the end of 2010. Prior to the Effective Date, our Board had standing audit, compensation, nominating and corporate governance and executive committees, and now has standing audit (which includes corporate governance) and compensation committees.  Committee designations are usually made by the Board following the election of directors at each annual meeting of our stockholders, and upon the addition or resignation of directors between annual meetings, if needed.  Since the date of our 2010 proxy, our Board made committee designations following the May 3, 2010 meeting of our stockholders, and on the Effective Date.

During 2010, each of the Pre-Emergence Directors and Post-Emergence Directors attended at least 75% of the meetings of the Board and any committee of the Board on which such director served. Our common stock is quoted on the Nasdaq Capital Market (the “Nasdaq”). As a result, we are subject to the Nasdaq’s listing standards. The Board has determined that five of its Post-Emergence Directors, Messrs. Davis, Cellar, Lundin, Rayner and Sutherland, are “independent directors” within the meaning of the applicable listing standards of the Nasdaq.

Our policy on attendance by the members of the Board at our annual meetings of stockholders is that members of the Board are invited, but are not required to attend. Each of the Pre-Emergence Directors attended last year’s annual meeting.

Audit Committee

The audit committee met five times and took action by unanimous written consent on one occasion during 2010 prior to the Effective Date, and met four times from the Effective Date through the end of 2010. Prior to the Effective Date, the audit committee consisted of Ms. Ricciardello (chair) and Messrs. Foster and Piecuch. Since the Effective Date, the audit committee has consisted of Messrs. Rayner (chair), Davis and Sutherland. The audit committee is governed by a charter our Board has adopted, a copy of which is available on our Web site at www.us-concrete.com. The Board has determined that each member of the audit committee is an “independent director” in accordance with the applicable rules of the SEC and applicable corporate governance standards of the Nasdaq. The Board has also determined that Messrs. Rayner and Davis are each an “audit committee financial expert,” as defined in the applicable rules of the SEC. For information relating to Messrs. Rayner and Davis' backgrounds, see their respective biographical information under “Election of Directors” above.

The audit committee assists our Board in fulfilling its oversight responsibility relating to:

•	the integrity of our financial statements, financial reporting process and internal control systems;

•	the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of our internal audit function;

•	our compliance with legal and regulatory requirements;

•	certain aspects of our Compliance and Ethics Program relating to financial matters, books and records and accounting as required by applicable statutes, rules and regulations; and

•	the assessment of the major financial risks facing us.

The audit committee’s purpose is to oversee our accounting and financial reporting processes, the audits of our financial statements, the qualifications of our independent registered public accounting firm and the performance of our internal auditors and outside firms providing internal audit services.

On the Effective Date, our nominating and corporate governance committee was dissolved and the audit committee assumed the corporate governance duties and functions previously authorized to be performed by our nominating and corporate governance committee and all other functions and duties relating to corporate governance matters. Therefore, the audit committee now assists the Board in insuring that we operate in accordance with our Corporate Governance Guidelines, leads the Board in its annual assessment of the performance of the Board, its committees and each of the directors, and reviews, evaluates and recommends changes to our Corporate Governance Guidelines.

Our management is responsible for preparing our financial statements and for our internal controls, and our independent registered public accounting firm is responsible for auditing those financial statements and the related audit of internal control over financial reporting. The audit committee is not providing any expert or special assurance as to our financial statements or any professional certification as to the independent registered public accounting firm’s work. The following functions are among the key duties and responsibilities of the audit committee:

•
reviewing and discussing with management and our independent registered public accounting firm our annual audited and interim unaudited financial statements and related disclosures included in our quarterly earnings releases and periodic reports filed with the SEC;

•	recommending to the Board whether our audited financial statements should be included in our annual report on Form 10-K for that year;

•
reviewing and discussing the scope and results of the independent registered public accounting firm’s annual audit and quarterly reviews of our financial statements, and any other matters required to be communicated to the audit committee by the independent registered public accounting firm;

•
reviewing and discussing with management, our senior internal audit executive, outside firms providing internal audit services and our independent registered public accounting firm the adequacy and effectiveness of our disclosure controls and procedures, our internal controls and procedures for financial reporting and our risk assessment and risk management policies;

•	the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm, including overseeing their independence;

•	reviewing and pre-approving all audit, review or attest services and permitted non-audit services that may be performed by our independent registered public accounting firm;

•	reviewing and assessing, on an annual basis, the adequacy of the audit committee’s charter and Corporate Governance Guidelines, and recommending revisions to the Board;

•
reviewing the appointment of our senior internal audit executive, and reviewing and discussing with that individual, and any outside firms providing internal audit services, the scope and staffing of our internal audits and reviewing all significant internal audit reports and management’s responses;

•	confirming the regular rotation of the audit partners with our independent auditor, as required by applicable law, and considering whether there should be regular rotation of our auditors;

•	preparing an annual report for inclusion in our proxy statement, with the names of all audit committee members, stating whether the committee:

o	reviewed and discussed the audited financial statements for the immediately preceding year with management;

o	discussed with the auditors matters requiring discussions by the Statement on Auditing Standards (“SAS”) No. 61, Communication with Audit Committees, as amended;

o
received the annual written disclosures from the auditors required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”), including PCAOB Rule 3526, (1) delineating all relationships between auditors or their affiliates and us, and (2) affirming the auditors’ independence as of the date of the written statement; and

o	based on that review and discussion, recommended to the Board that such audited financial statements be included in the our Annual Report on Form 10-K;

•	reviewing legal and regulatory matters that may have a material impact on our financial statements and reviewing our compliance policies and procedures;

•
reviewing the Board committee structure and recommending (i) any changes to the structure or composition it deems advisable and (ii) committee assignments as openings occur on committees or as rotations of committee assignments are deemed advisable by the Board;

•	leading the Board in its annual evaluations of the performance of the Board, its committees and each of the directors;

•	reviewing and overseeing the development and implementation of new director orientation and director continuing education programs;

•	considering questions of possible conflicts of interest of directors, as such questions arise;

•	considering all of the relevant facts and circumstances available for related-party transactions submitted to the committee in accordance with our policy regarding related-persons transactions;

•
establishing and maintaining procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters for the confidential, anonymous submission by our employees of concerns regarding questionable accounting and auditing matters; and

•	performing such other functions the audit committee or the Board deems necessary or appropriate under applicable law, including those set forth in our Corporate Governance Guidelines.

The audit committee meets separately with our internal auditors and the independent registered public accounting firm to provide an open avenue of communication.

Compensation Committee

The compensation committee met four times and took action by unanimous written consent on four occasions during 2010 prior to the Effective Date, and met three times from the Effective Date through the end of 2010. Prior to the Effective Date, the compensation committee consisted of Messrs. Piecuch (chair), Foster and Dillon. Since the Effective Date, the compensation committee has consisted of Messrs. Cellar (chair), Lundin and Sutherland. Each member of the compensation committee is an “independent director” within the meaning of the applicable rules of the SEC and applicable Nasdaq listing standards. The compensation committee is governed by a charter our Board has adopted, a copy of which is available on our Web site at www.us-concrete.com under Investor Relations – Corporate Governance.

There are three primary responsibilities of our compensation committee: (1) to discharge the Board’s responsibilities relating to compensation of our executives and directors; (2) to oversee the adoption of policies that govern our compensation programs, including stock and incentive plans; and (3) to produce annual reports relating to our compensation discussion and analysis for inclusion in the proxy statements for our annual meetings. The committee operates under a written charter adopted by our Board. Pursuant to the charter, the committee has the resources necessary to discharge its duties and responsibilities, including the authority to retain outside counsel or other experts or consultants as it deems necessary. The following are the key functions of the compensation committee, any of which may be delegated to one or more subcommittees, as the committee may deem necessary or appropriate:

•
review and approve annually the corporate goals and objectives relevant to the compensation of our executive officers, evaluate the performance of our executive officers in light of those goals and set the compensation levels of our executive officers based on the committee’s evaluation;

•
review the competitiveness of our compensation programs for executive officers to (1) ensure the attraction and retention of executive officers, (2) ensure the motivation of our executive officers to achieve our business objectives, and (3) align the interests of our executive officers and key employees with the long-term interests of our stockholders;

•	review trends in management compensation, oversee the development of new compensation plans and, when necessary, approve the revision of existing plans;

•
periodically review the compensation paid to nonemployee directors through annual retainers and meeting fees and any other cash or equity components of compensation and perquisites, if any, and, make recommendations to the Board for any adjustments;

•	review and make recommendations to the Board regarding director and officer’s indemnification and insurance matters;

•
review and approve the employment agreements, salaries, bonuses, equity or equity-based awards and severance, termination, indemnification and change-in-control agreements for all our executive officers;

•	review and approve compensation packages for new executive officers and termination packages for executive officers as may be suggested by management or the Board;

•	review and approve our policies and procedures with respect to expense accounts and perquisites for our executive officers;

•	review and discuss with the Board and our executive officers plans for executive officer development and corporate succession plans for the chief executive officer and other executive officers;

•	review and make recommendations concerning long-term incentive compensation plans, including the use of stock options and other equity-based plans;

•	oversee our employee benefit plans;

•	review periodic reports from management on matters relating to personnel appointments and practices;

•
review and discuss with management our compensation discussion and analysis and produce annual reports relating to our compensation discussion and analysis for inclusion in the proxy statements for our annual meetings in compliance with applicable SEC rules and regulations; and

•	annually evaluate the committee’s performance and its charter.

For additional information regarding the compensation committee, see “Compensation Committee Interlocks and Insider Participation” and “Compensation Discussion and Analysis.”

Independent Director Oversight of Director Nominations / Nominating and Corporate Governance Committee

On the Effective Date, our nominating and corporate governance committee was dissolved. Prior to the Effective Date, the nominating and corporate governance committee met two times and took action by unanimous written consent on one occasion during 2010, and consisted of Messrs. Porter (chair) and Dillon and Ms. Ricciardello.

On the Effective Date, the Board determined that the duties and functions previously authorized to be performed by our nominating and corporate governance committee could more efficiently be performed by dividing such duties and functions between the audit committee and our independent directors. Upon the dissolution of the nominating and corporate governance committee, the audit committee assumed the corporate governance duties and functions previously authorized to be performed by our nominating and corporate governance committee and all other functions and duties relating to corporate governance matters. The Board assumed responsibility for evaluating candidates for membership on the Board, including any nominations for election to the Board validly made by our stockholders. The director nominees will be selected by a majority of the Board’s “independent directors” within the meaning of the applicable listing standards of the Nasdaq, in a vote in which only independent directors participate.

In carrying out its function to evaluate nominees for election to the Board, the Board considers a candidate’s mix of skills, experience, character, commitment and diversity of background, all in the context of the requirements of the Board at that time. Each candidate should be prepared to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board, and not have other personal or professional commitments that would, in the Board’s judgment, interfere with or limit such candidate’s ability to do so. Additionally, in determining whether to nominate a director for re-election, the Board also considers the director’s past attendance at Board and committee meetings and participation in and contributions to the activities of the Board. The Board has no stated specific minimum qualifications that must be met by a candidate for a position on our Board. The Board does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “independent director” within the meaning of the applicable Nasdaq listing standards.

The Board’s methods for identifying candidates for election to the Board (other than those proposed by U.S. Concrete’s stockholders, as discussed below) include the solicitation of ideas for possible candidates from a number of sources, including members of the Board, our executives, individuals personally known to the members of the Board and other research. The Board also may select and compensate a third-party search firm to help identify potential candidates, if it deems it advisable to do so.

The Board will consider nominees stockholders recommend. Stockholders may submit nominations to the Board in care of Corporate Secretary, U.S. Concrete, Inc., 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042. A stockholder’s notice providing for the nomination of a person or persons for election as a director or directors shall set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (including any interests described therein held by any affiliates or associates (each within the meaning of Rule 12b-2 under the Exchange Act) of such stockholder or beneficial owner or by any member of such stockholder’s or beneficial owner’s immediate family sharing the same household, in each case as of the date of such stockholder’s notice, which information shall be confirmed or updated, if necessary, by such stockholder and beneficial owner as of the record date for determining the stockholders entitled to notice of the meeting of stockholders and as of the date that is ten (10) business days prior to such meeting of the stockholders or any adjournment or postponement thereof, and such confirmation or update shall be received by the Secretary at our principal executive offices not later than the close of business on the fifth business day after the record date for the meeting of stockholders (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth business day prior to the date for the meeting of stockholders or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting of stockholders or any adjournment or postponement thereof)):

•	the name and address of such stockholder, as they appear on U.S. Concrete’s books, and of such beneficial owner;

•
the class or series and number of shares of capital stock of U.S. Concrete which are, directly or indirectly, beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) (provided that a person shall in all events be deemed to beneficially own any shares of any class or series and number of shares of capital stock of U.S. Concrete as to which such person has a right to acquire beneficial ownership at any time in the future) and owned of record by such stockholder or beneficial owner;

•
the class or series, if any, and number of options, warrants, puts, calls, convertible securities, stock appreciation rights, or similar rights, obligations or commitments with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares or other securities of U.S. Concrete or with a value derived in whole or in part from the value of any class or series of shares or other securities of U.S. Concrete, whether or not such instrument, right, obligation or commitment shall be subject to settlement in the underlying class or series of shares or other securities of U.S. Concrete (each a “Derivative Security”), which are, directly or indirectly, beneficially owned by such stockholder or beneficial owner;

•
any agreement, arrangement, understanding, or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such stockholder or beneficial owner, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of capital stock or other securities of U.S. Concrete by, manage the risk of share price changes for, or increase or decrease the voting power of, such stockholder or beneficial owner with respect to any class or series of capital stock or other securities of U.S. Concrete, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of any class or series or capital stock or other securities of U.S. Concrete;

•
a description of any other direct or indirect opportunity to profit or share in any profit (including any performance-based fees) derived from any increase or decrease in the value of shares or other securities of U.S. Concrete;

•	any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or beneficial owner has a right to vote any shares or other securities of U.S. Concrete;

•	any rights to dividends on the shares of U.S. Concrete owned beneficially by such stockholder or such beneficial owner that are separated or separable from the underlying shares of U.S. Concrete;

•
any proportionate interest in shares of U.S. Concrete or Derivative Securities held, directly or indirectly, by a general or limited partnership in which such stockholder or beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, if any;

•
a description of all agreements, arrangements, and understandings between such stockholder or beneficial owner and any other person(s) (including their name(s)) in connection with or related to the ownership or voting of capital stock of U.S. Concrete or Derivative Securities;

•
any other information relating to such stockholder or beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

•
a statement as to whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of U.S. Concrete’s voting shares required under applicable law to elect such stockholder’s nominees and/or otherwise to solicit proxies from the stockholders in support of such nomination; and

•
a representation that the stockholder is a holder of record of shares of U.S. Concrete entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination.

As to each person whom the stockholder proposes to nominate for election or reelection as a director, the stockholder’s notice shall set forth:

•
all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•
a description of all direct and indirect compensation and other material agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder or beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;

•	a completed and signed questionnaire regarding the background and qualifications of such person to serve as a director, a copy of which may be obtained upon request from the Secretary;

•
the class or series and number of shares of capital stock of U.S. Concrete which are, directly or indirectly, beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) (provided that a person shall in all events be deemed to beneficially own any shares of any class or series and number of shares of capital stock of U.S. Concrete as to which such person has a right to acquire beneficial ownership at any time in the future) and owned of record by such person; and

•
such additional information that U.S. Concrete may reasonably request to determine the eligibility or qualifications of such person to serve as a director or an independent director of U.S. Concrete, or that could be material to a reasonable stockholder’s understanding of the qualifications and/or independence, or lack thereof, of such nominee as a director.

To be timely for consideration at our 2012 annual meeting, our Corporate Secretary must receive a stockholder’s nomination notice at our principal executive offices, at the address set forth above, no earlier than January 4, 2012 and no later than February 3, 2012.

The Board will consider all candidates identified through the processes described above, whether identified by the Board or by a stockholder, and will evaluate each of them on the same basis.

Executive Committee

On the Effective Date, our executive committee was dissolved. Prior to the Effective Date, the executive committee took action by unanimous written consent on one occasion during 2010, and consisted of Messrs. Harlan (chair), Piecuch, Foster and Albanese. The key duty and responsibility of the executive committee was reviewing and monitoring the strategic direction of our acquisition program, which the full Board will now oversee.

Compensation Committee Interlocks and Insider Participation

All members of our compensation committee, both Pre-Emergence (Messrs. Piecuch, Foster and Dillon) and Post-Emergence (Messrs. Cellar, Lundin and Sutherland) are “independent directors” in accordance with the applicable Nasdaq listing standards.  No member of the compensation committee was, during the year ended December 31, 2010, an officer or employee of U.S. Concrete or any of its subsidiaries. During the year ended December 31, 2010, no member of the compensation committee had any material interest in a transaction involving U.S. Concrete (except for the director compensation arrangements described below) or a material business relationship with, or any indebtedness to, U.S. Concrete. No interlocking relationship existed during the year ended December 31, 2010 between any member of the Board of Directors or the compensation committee and an executive officer of U.S. Concrete.

Communication with Board of Directors

Stockholders and other interested persons may communicate with our Board by sending their communication to U.S. Concrete, Inc. Board of Directors, c/o Corporate Secretary, 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042. All such communications received by our Corporate Secretary will be delivered to the Chairman of the Board.

Company Leadership Structure

The Board of Directors is currently led by Eugene I. Davis, our non-executive Chairman. Michael W. Harlan, our President and Chief Executive Officer, serves as a member of the Board of Directors. In the absence of the Chairman, a majority of the directors present may elect any director present as chairman of the meeting. Non-management directors meet frequently in executive session without management following Board meetings. All members of the Board are elected annually.

The Board of Directors has historically separated the positions of Chairman and Chief Executive Officer. Separating these positions allows our Chief Executive Officer to focus on developing and implementing the Company’s business plans and supervising the Company’s day-to-day business operations and allows our Chairman to lead the Board of Directors in its oversight and advisory roles. Because of the many responsibilities of the Board of Directors and the significant time and effort required by each of the Chairman and the Chief Executive Officer to perform their respective duties, the Company believes that having separate persons in these roles enhances the ability of each to discharge those duties effectively and, as a corollary, enhances the Company’s prospects for success. The Board of Directors also believes that having separate positions provides a clear delineation of responsibilities for each position and fosters greater accountability of management. For the foregoing reasons, the Board of Directors has determined that its leadership structure is appropriate and in the best interests of the Company’s stockholders.

Risk Oversight

The Board of Directors provides oversight with respect to the Company’s risk assessment and risk management activities, which are designed to identify, prioritize, assess, monitor and mitigate material risks to the Company, including strategic, operational, compliance, financial and compensatory risks. The Board administers this oversight function at the Board level, and through its audit committee and its compensation committee. The entire Board oversees the strategic, operational and compliance risks. The audit committee focuses on financial risks, including reviewing with management, the Company’s internal auditors and the Company’s independent auditors the Company’s major financial risk exposures, the adequacy and effectiveness of accounting and financial controls and the steps management has taken to monitor and control financial risk exposures. The compensation committee considers risks presented by the Company’s compensation policies and practices, as well as those related to succession and management development. The audit committee and compensation committee each report directly to the Board.

Director Compensation

Director Retainers and Meeting Fees

Prior to the Effective Date, we paid each of our nonemployee directors the following fees in quarterly installments:

•	an annual retainer of $50,000 to the Chairman of the Board, in addition to the board and committee retainers listed below;

•	an annual retainer of $30,000 (included amounts to be paid in place of meeting fees for two telephonic Board meetings and two telephonic committee meetings);

•	$5,000 for each Board meeting attended in person and $2,500 for each Board meeting attended telephonically;

•	an annual retainer of $10,000 for the chair of the audit committee;

•	an annual retainer of $5,000 for each member of the audit committee;

•	an annual retainer of $5,000 for each member of the compensation committee, nominating and corporate governance committee and executive committee;

•
$4,000 for each audit committee meeting attended in person and $2,000 for each audit committee meeting attended telephonically, whether or not the meeting is held on the same day as a Board meeting; and

•
$2,000 for each other Board committee meeting attended in person and $1,000 for each such other Board committee meeting attended telephonically, unless the committee meeting was held on the same day as a Board meeting, in which case the committee member received no fee for attending that committee meeting.

On October 22, 2010, our Board approved modifications to the annual retainers and meeting fees we pay to non-employee members of our Board and its committees, retroactive to the Effective Date. The modified retainers and meeting fees are as follows, with the retainers paid quarterly in advance and the meeting fees paid quarterly in arrears:

•	an annual retainer of $40,000 to the Chairman of the Board, in addition to the board and committee retainers listed below;

•	an annual retainer of $40,000;

•	$1,500 for each Board meeting attended in person and $1,000 for each Board meeting attended telephonically;

•	an annual retainer of $15,000 for the chair of the audit committee;

•	an annual retainer of $10,000 for the chair of the compensation committee;

•	an annual retainer of $5,000 for each member (non-chair) of the audit committee and compensation committee; and

•
$1,000 for each Board committee meeting attended (in person or telephonic), unless the committee meeting is held on the same day as a Board meeting, in which case the committee member receives no fee for attending that committee meeting.

Director Equity Compensation

Prior to the Effective Date, the compensation committee annually granted each nonemployee director nonqualified stock options to purchase 10,000 shares of our common stock on the first business day of the month next succeeding the date on which the annual meeting of our stockholders was held. However, no equity was granted to directors in 2010 prior to the Effective Date, as the compensation committee determined that no equity awards would be made to directors, officers or employees during our restructuring process.

Upon our emergence from Chapter 11 proceedings, we adopted the Management Equity Incentive Plan, which provides that five percent (5%) of the shares of common stock under the plan shall be allocated to director awards. On October 22, 2010, the Board approved a grant of 22,439 restricted stock units (“RSUs”) and incentive restricted stock units (“Incentive RSUs”) to each of the non-employee directors, effective as of October 1, 2010. Each director award vests one-eighth of the shares subject thereto on the first eight quarterly anniversaries of the grant date, subject to the director’s continued service with the Company on each such vesting date.

Other Director Compensation

We do not pay any additional compensation to our employees for serving as directors, but we reimburse all directors for out-of-pocket expenses they incur in connection with attending Board and Board committee meetings or otherwise in their capacity as directors.

The table below summarizes the compensation we paid to our nonemployee directors during the fiscal year ended December 31, 2010.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2010

Name (1)	Fees Earned or Paid in Cash	RSU Awards (2)	All Other Compensation	Total
Eugene I. Davis	$31,333	$179,512	$0	$210,845

Kurt M. Cellar	$19,667	$179,512	$0	$199,179

Michael D. Lundin	$17,000	$179,512	$0	$196,512

Robert M. Rayner	$21,333	$179,512	$0	$200,845

Colin M. Sutherland	$20,667	$179,512	$0	$200,179

John M. Piecuch (3)	$128,833	$0	$0	$128,833

Vincent D. Foster (3)	$95,500	$0	$0	$95,500

T. William Porter III (3)	$65,833	$0	$0	$65,833

Mary P. Ricciardello (3)	$89,500	$0	$0	$89,500

Ray C. Dillon (3)	$76,667	$0	$0	$76,667

(1)
Mr. Harlan served as a director for the entire 2010 calendar year, and Mr. Albanese served as a director through the Effective Date. Messrs. Harlan and Albanese are not included in this table as they were employees in 2010 and thus received no compensation for their services as directors. The compensation Mr. Harlan received in 2010 is shown in the Summary Compensation Table below.  Mr. Albanese, our Vice President of Business Development – Northern California, received $184,236 in salary and bonus, and did not receive an equity grant for his services as our employee in 2010.

(2)
Reflects the grant date fair value of the awards on October 1, 2010, as determined in accordance with Financial Accounting Standards Board, Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). As of December 31, 2010, none of the individuals who served as a director during 2010 had outstanding options to purchase common stock, and each of Messrs. Davis, Cellar, Lundin, Rayner and Sutherland held an aggregate of 22,439 RSUs and 22,439 Incentive RSUs.

(3)	Ms. Ricciardello’s and Messrs. Piecuch, Foster, Porter and Dillon’s terms of service on the Board ended on August 31, 2010.

EXECUTIVE OFFICERS

The following table provides information about our current executive officers (as of June 21, 2011):

Name	Age	Position(s) held
Michael W. Harlan	50	Director, President and Chief Executive Officer
James C. Lewis	55	Senior Vice President and Chief Financial Officer
M. Terry Green	63	Senior Vice President – Operations and General Manager – Redi-Mix, LLC
Gary J. Konnie	57	Vice President – Human Resources
Curt M. Lindeman	40	Vice President, General Counsel and Corporate Secretary
Wallace H. Johnson	63	Vice President – Marketing and Sales
Douglas W. McLaughlin	53	Vice President – Precast Division
Michael L. Gentoso	57	Regional Vice President – Atlantic Region
Jeff L. Davis	57	Vice President and General Manager – Central Concrete Supply Co., Inc.
Jeffrey W. Roberts	44	Vice President and General Manager – Ingram Concrete, LLC
Kent D. Cauley	41	Corporate Controller

For a description of the business background of Mr. Harlan, see “Election of Directors” above.

James C. Lewis has served as our Senior Vice President and Chief Financial Officer since 2010.Mr. Lewis has over 20 years of senior financial management experience.  From 2006 through 2010, Mr. Lewis served as Vice President and Treasurer, and from 2003 through 2006, he served as Assistant Treasurer, of McDermott International, Inc., a global engineering and construction company with $6 billion in revenue. From 1995 through 2003, Mr. Lewis held various positions of increasing responsibility in the finance departments of Enron Corporation, including Vice President beginning in 1999. Prior to 1995, Mr. Lewis held various finance positions with Tejas Power Corp. and First City Bancorportion of Texas.

M. Terry Green has served as our Senior Vice President – Operations since 2005, and has also served as our Vice President and General Manager – Redi-Mix, LLC since 2009.  He served as our Vice President – Operational Integration from 1999 through 2005. Mr. Green has managed the operations of ready-mixed concrete producers and other transportation-related businesses for over 20 years. From 1998 until 1999, he served as Vice President of Maintenance for Armellini Express Lines, Inc. From 1989 until 1998, Mr. Green served as Director of Maintenance, Equipment and Purchasing for the concrete products division of Southdown, Inc. From 1980 until 1989, Mr. Green held various positions with Kraft, Inc., serving as Private Fleet Operations Manager from 1988 until 1989.

Gary J. Konnie has served as our Vice President – Human Resources since 2004. Mr. Konnie has over 30 years of human resources management experience. From 2002 through 2004, Mr. Konnie served as Senior Vice President of Human Resources of El Paso Corporation, a provider of natural gas and related energy products. From 1999 through 2002, he served as El Paso’s Vice President of Human Resources, and, from 1998 through 1999, he served as El Paso’s Director of Human Resources. From 1996 through 1998, Mr. Konnie served as Vice President of Human Resources for Meridian Aggregates Company, a producer of construction aggregates. Prior to 1996, Mr. Konnie held various human resources positions with Rio Tinto plc, Burlington Resources Inc., Boise Cascade Corp. and General Motors.

Curt M. Lindeman has served as our Vice President and General Counsel since 2007, and as our Corporate Secretary since 2006. From 2006 through 2007, he served as our Assistant General Counsel. From 2002 through 2006, Mr. Lindeman was self-employed as an attorney representing various companies, including U.S. Concrete.  From 1999 through 2002, he served as Senior Counsel for Coach USA, Inc., a ground passenger transportation company. In 1999, Mr. Lindeman served as counsel for Coral Energy, L.P., a wholesale natural gas and power marketing and trading company affiliated with Shell Oil Company. From 1997 to 1999, he served as an attorney with Shook, Hardy & Bacon L.L.P.

Wallace H. Johnson has served as our Vice President – Marketing and Sales since 2004. Mr. Johnson has over 30 years of experience in the construction supply industry. From 2002 through 2004, Mr. Johnson served as Vice President of Sales and Marketing of Systech Inc., a provider of software systems for the ready-mixed concrete and aggregate industries. From 2001 through 2002, he served as Director of Sales of Buildpoint Corp., a provider of online bid management services for general contractors that Construction Software Technologies, Inc. acquired in 2004. From 1977 through 2001, Mr. Johnson served in various sales and sales management positions within the construction products division of W. R. Grace & Co., a global specialty chemicals and materials company, including from 1996 through 2001 as regional sales manager and from 1993 through 1996 as North American sales manager.

Douglas W. McLaughlin has served as our Vice President – Precast Division since 2007. From 1999 through 2007, he served as Vice President and General Manager of San Diego Precast Concrete, Inc., a company we acquired in 1999. From 1996 through 1999, Mr. McLaughlin was President of San Diego Precast Concrete. With 35 years of experience in the precast industry, Mr. McLaughlin has worked in various operations positions. Mr. McLaughlin is a founding member of the California Precast Concrete Association and has served on its Board of Directors for eight years, including two terms as President. In addition, he has served on the Board of Directors and Executive Committee for the National Precast Concrete Association, where he has chaired several committees. He is also a founding member of the Patrons Group for the Concrete Industry Management Program at Arizona State University.

Michael L. Gentoso has served as our Vice President – Atlantic Region since 2007. From 1998 through 2007, he served as Vice President and General Manager of Eastern Concrete Materials, Inc. (“Eastern”), a company we acquired in 2001. Mr. Gentoso has been with Eastern or its predecessors since 1991, serving as Vice President of Operations from 1995 through September 1998, and Vice President of Finance from March 1991 through September 1995. From 1980 through 1991, Mr. Gentoso was employed with the BOC Group PLC, where he held various positions of increasing responsibility in the accounting and finance departments, including Vice President Ohmeda Medical Equipment, Controller Ohmeda Infant Care Division, Controller Ohmeda Medical Equipment, Manager, Financial Planning & Plant Accounting Airco Welding Equipment, and Manager Financial Accounting BOC Group Inc. Mr. Gentoso is the current President of the New Jersey Concrete & Aggregates Association and is a trustee on the TENJ Pension and Welfare Funds in New Jersey.

Jeff L. Davis has served as Vice President and General Manager of Central Concrete Supply Co., Inc. (“Central”) since 2005. From 2001 to 2005, Mr. Davis served as Vice President of Operations of Central. Prior to joining U.S. Concrete in 2001, Mr. Davis served as Vice President Concrete for Cadman Inc., a Lehigh Heidelberg Cement Company, operating in the Seattle, Washington market. Mr. Davis has 35 years of experience in the ready-mixed concrete, aggregate and cement industry, serving in various sales and operational roles. Mr. Davis is a past President and Board member of the Washington Concrete and Aggregate Producers Association, past President and Board member of the Idaho Concrete and Aggregate Producers Association, member of the American Concrete Institute, Chairman of the 1997 American Concrete Institute Convention National, and former Chairman of the NRMCA Environmental Task Group of the OES Committee.

Jeffrey W. Roberts has served as the Vice President and General Manager of Ingram Concrete, LLC (“Ingram”) since 2006. From 1994 through 2006, Mr. Roberts held various positions of increasing responsibility for Ingram, including Vice President of Sales and Operations from 2003 through 2006, Sales and Operations Manager from 1997 through 2003, and Quality Control Manager from 1994 through 1997. From 1993 to 1994, he served as the Quality Control Manager for Campbell Concrete. From 1990 to 1993, Mr. Roberts served as Technical Sales Representative for Cormix Construction Chemicals (formerly Gifford Hill Chemical), with sales responsibility in southeast Texas. From 1989 to 1990, he served as Sales Representative and Quality Control Assistant for Gifford-Hill Concrete in Ft. Worth, Texas. Mr. Roberts also serves as a director on the board of the Texas Aggregate and Concrete Association.

Kent D. Cauley has served as our Corporate Controller since November 2008. From 2004 through October 2008, Mr. Cauley served as Vice President and Controller of Grey Wolf, Inc., a provider of turnkey and contract oil and gas land drilling services in the United States.  From 2003 through 2004, he served as Assistant Controller, and from 2000 through 2003, he served as Financial Reporting Manager for Grey Wolf.  Prior to joining Grey Wolf, Mr. Cauley was employed by Ernst & Young LLP. Mr. Cauley is a certified public accountant.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the material elements of compensation for the Company’s executive officers identified in the Summary Compensation Table (the “Named Executive Officers” or “NEOs”).  This Compensation Discussion and Analysis addresses the following topics:

•	our compensation-setting process;

•	our compensation philosophy and policies regarding executive compensation;

•	the elements of our executive compensation program, including our compensation decisions for fiscal year 2010; and

•	post-employment arrangements for our Named Executive Officers.

The Compensation-Setting Process

Committee Meetings

Our compensation committee (“compensation committee” or “committee”) meets as often as it determines necessary to perform its duties and responsibilities and works with management to establish the agenda for each meeting. Prior to the Effective Date, the committee held four meetings and took action by unanimous written consent on four occasions during 2010. Since the Effective Date, the committee met three times in 2010, and met 1 time in the first two months of 2011.

The committee typically meets at least annually with our chief executive officer and vice president of human resources, and, when appropriate and as needed, general counsel and outside advisors. The committee also meets as needed in executive sessions without management, including at least annually to evaluate the performance of our chief executive officer, to determine his bonus for the prior fiscal year, to set his base salary for the then current calendar year, and to consider and approve any grants to him of equity incentive compensation. The committee typically receives and reviews materials in advance of each meeting. These materials include information that our management believes will be helpful to the committee, as well as materials that the committee has specifically requested. Depending on the agenda for the particular meeting, this information may include:

•	reports of other officers’ and general managers’ compensation;

•	financial reports on year-to-date performance versus budget and versus prior year performance;

•	calculations and reports on levels of achievement of individual and corporate performance objectives;

•
information regarding compensation levels at peer groups of companies identified by our compensation committee and compensation consultants, and reports on U.S. Concrete’s two-year performance and current year performance versus those peer groups;

•	management’s proposals for salary, bonus and long-term incentive compensation; and

•	proposed bonus information for all Houston corporate office employees.

Management’s Role in the Compensation-Setting Process

Management plays a key role in the compensation-setting process for the executive officers, except with respect to the President and chief executive officer.  The most significant aspects of management’s role are:

•	recommending salary adjustments and equity compensation awards;

•	recommending strategic objectives and business performance targets for approval by the compensation committee in connection with incentive compensation plans; and

•	evaluating employee performance.

The compensation committee has designated our chief executive officer, chief financial officer and vice president of human resources, collectively, as the “Administrator” of our short-term incentive plan, which is our annual cash bonus plan.  The compensation committee chose those individuals because of their access to financial information and individual performance criteria necessary to administer the plan. The Administrator has the authority to interpret the plan, to exercise discretion in interpolating performance levels and award payouts outside of or between the designated benchmarks, as well as to take all steps and make all determinations in connection with the incentive plan and bonus payouts as it deems necessary. All award payouts must be approved by the committee.

Our chief executive officer also participates in committee meetings at the committee’s request to provide:

•	information regarding U.S. Concrete’s strategic objectives;

•	his evaluations of the performance of all executive officers; and

•	compensation recommendations as to all executive officers (excluding himself).

Executive Compensation Philosophy and Policies

Our ability to hire and retain executives and other key employees is essential to our success and the success of our stockholders. Thus, the objectives of our executive compensation program are to:

•	attract and retain highly qualified and productive individuals;

•	motivate them to achieve annual and long-term financial and strategic goals; and

•	align their interests with the investment interests of our stockholders.

We believe that we offer a work environment in which executive employees are allowed to use their abilities to achieve personal and professional satisfaction. However, we also understand that our executive employees have a choice regarding where they pursue their careers, and the compensation we offer plays a significant role in their decisions to choose to remain with us. In order to achieve our objectives, our executive compensation program is designed to:

•
Be competitive. We seek to deliver fair and competitive compensation for our executive employees, including the NEOs, by targeting the fixed portion of their compensation at or near the market median in the peer groups described below.

•
Pay for performance. We seek to compensate our executive employees fairly for their contributions to our short- and long-term financial and strategic performance by providing variable compensation through our annual short-term incentive plan.

•
Emphasize stock ownership. Our compensation philosophy includes using equity-based compensation to attract and retain executive officers and align executive compensation with the interests of our stockholders. We do not have any formal equity or security ownership requirements or guidelines.

We believe these principles will reward and encourage our management to deliver increasing stockholder value over time, and help us to attract and retain top executive talent.

Compensation Consultants and Competitive Benchmarking

Compensation Consultants

In February 2010 the compensation committee engaged Towers Watson (“Towers”), a nationally recognized executive compensation consulting firm, to analyze our current compensation program to determine if it continued to be appropriate and properly support our business strategy in the context of the restructuring and, if not, to recommend a revised compensation program for executives and key employees. In connection therewith, Towers:

•	had multiple conversations with the chairman of our compensation committee and our Vice President – Human Resources from February 2010 through the end of the year;

•	attended and participated in two of the seven compensation committee meetings during 2010;

•
advised the compensation committee regarding the appropriateness and amount of a special incentive payment to certain executive officers, including Messrs. Harlan, Lindeman and Konnie, following our emergence from Chapter 11 proceedings;

•
advised the compensation committee regarding the number of RSUs, Incentive RSUs and nonqualified stock options to be granted to management and the executive officers, including Messrs. Harlan, Lindeman and Konnie, following our emergence from Chapter 11 proceedings; and

•	advised the compensation committee regarding the design and implementation of an annual short-term incentive plan for 2011.

We have used Towers in prior years, including 2006, 2007 and 2008, solely to obtain compensation data for competitive benchmarking to ascertain the median target level for total compensation. We did not use Towers in 2009, and have not used them for any other purpose than as stated above.

Competitive Benchmarking

Generally, in setting each executive’s base salary and annual bonus, and in awarding any long-term incentive compensation, our compensation committee considers comparative compensation information for equivalent positions from peer companies, using benchmark and market data collected and prepared by both the compensation committee’s executive compensation consultants and U.S. Concrete’s management. In general, our compensation policy is to attempt to provide annual base salaries, bonuses and equity compensation for our NEOs, as well as for other employees, that are competitive (i.e., at approximately the 50th percentile) with the peer groups described below.

The compensation committee uses the 50th percentile as a benchmark for each component of compensation. The compensation committee takes into consideration each executive’s tenure with our company, overall experience and level of performance when determining the level of his or her base salary relative to the median. The level of bonus and long-term incentive compensation pay for each executive relative to the 50th percentile reflects each executive’s level of performance and our annual performance relative to our budget approved by our Board. However, our compensation committee has the flexibility to adjust compensation for key executives with significant industry experience and/or outstanding sustained performance over a period of time, and for executives within individual business units that achieve excellent performance when U.S. Concrete’s results are below budget in the aggregate.

Corporate performance objectives typically have been established based on EBITDA, free cash flow and return on assets relative to budgeted levels for each business unit and for all of U.S. Concrete. We generally define EBITDA as our net income (loss), plus (1) the provision (benefit) for income taxes, (2) net interest expense, (3) noncash impairments and (4) depreciation, depletion and amortization. Our compensation committee periodically reviews the appropriateness of this financial measure, as used in our incentive plans, the degree of difficulty in achieving the targets based on this measure, as well as certain strategic and nonfinancial objective criteria.

For 2010, compensation data was obtained from Equilar, a proxy compensation database resource, to ascertain the median target level for total compensation. We have used Equilar for the past five years as a cost-effective solution to obtain peer group compensation data, and we do not use Equilar for any other purpose. We obtained compensation data for a group of companies with revenues between $300 million and $700 million for which compensation data was available for their top 25 employees, and includes Brookfield Homes Corp., Enpro Industries, Inc., Esco Technologies, Inc., Nordson Corp., Standard Motor Products Co., Tecumseh Products Co., Tredegar Corp and Zebra Technologies Corp.  We believe that this group of companies is appropriate for determining peers because their revenues are closest to U.S. Concrete, and revenue size provides a reasonable point of reference for comparing like positions and scope of responsibility. Additionally, unlike most companies for which compensation data is only available for the named executive officers, these companies have compensation data available for the top 25 employees, which allows us to more effectively compare the total compensation of our officer positions with employees with similar titles and job responsibilities.

Given the changing nature of our industry and the construction industry, the actual companies used in the benchmarking process vary from year to year. Other than the information obtained from Towers for equity compensation grants following our emergence from Chapter 11 proceedings, and the information from Equilar for total compensation, no compensation consultants were engaged for the purpose of determining 2010 compensation.

Components of Executive Compensation

The primary components of our executive compensation programs are as follows:

•
Annual Base Salaries. This fixed component of pay is based on an individual’s particular skills, responsibilities, experience and performance.  The executive officers, as well as other salaried employees, are eligible for annual increases based on performance, experience and/or changes in job responsibilities.

•
Annual Bonuses. This variable cash component of pay is based on an individual’s achievement of specified operational, strategic, safety and individual goals, measured over a performance period of one year.

•	Long-Term Equity Incentives. This variable equity component of pay is based on an individual’s grade level, and generally requires continued service for three years from the date of grant.

•
401(k) Plan. All executive officers are eligible to participate in our 401(k) Plan, which we make available to substantially all of our employees. We suspended our historical matching contribution in 2010 as part of our overall cost-control initiatives, but have resumed a matching contribution at a lower amount in 2011.

•
Health and Welfare Benefits. All executive officers are eligible to participate in benefit programs that are available to substantially all salaried employees which provide for basic life, disability and health insurance needs. We do not offer any post-employment retiree health or welfare benefits.

•	Severance Benefits. Each of our NEOs is eligible to receive severance compensation and benefits if their employment is terminated in a qualifying termination.

Previously, all executive officers, and all employees who worked at least 20 hours a week and five months a year, were eligible to participate in our Employee Stock Purchase Plan (the “ESPP”). The ESPP permitted eligible employees to purchase shares of our common stock at a 15% discount through payroll deductions. We suspended the ESPP effective January 1, 2010, and terminated it on the Effective Date.

Additionally, all our executive officers were previously eligible to participate in our deferred compensation plan, which allowed participants to defer up to 80% of their base compensation, and up to 100% of their incentive compensation, and allowed the deferral of supplemental retirement funds beyond the 401(k) statutory limitations. We terminated the deferred compensation plan effective November 4, 2009, and the participants in the plan, which included Messrs. Harlan, Hardy and Albanese, received a lump-sum distribution of their account balance on November 5, 2010.

Elements of Our Executive Compensation Program

Base Salary

Our compensation committee’s general approach is to determine base salaries initially by evaluating the levels of responsibility, prior experience and breadth of knowledge of the executives, internal equity issues and external pay practices. The committee reviews executive salaries annually based on a variety of factors, including individual scope of responsibility and accountability, individual performance, general levels of market salary increases and U.S. Concrete’s overall results. The committee generally grants salary increases within a pay-for-performance framework. The committee assesses performance for base salary purposes based on (1) goal accomplishments, with such goals being set by supervisors, or in the case of the chief executive officer, by the Board, and (2) job-related behaviors relative to defined competencies, such as productivity, ownership, teamwork, corporate citizenship and managerial competence. Effective October 1, 2010, Mr. Lindeman’s base annual salary was increased from $245,000 to $275,000 to reflect Mr. Lindeman’s performance, and to make his base annual salary more competitive with comparable positions at our peer group of companies. Otherwise, the base annual salaries of the NEOs were not adjusted in 2010.

The 2010 base salaries for the NEOs who were employed by us on December 31, 2010 were as follows:

Name and Title	2010 Base Salary (1)
Michael W. Harlan, President and Chief Executive Officer	$500,000
James C. Lewis, Senior Vice President and Chief Financial Officer	$275,000
Curt M. Lindeman, Vice President, General Counsel and Corporate Secretary	$275,000
Gary J. Konnie, Vice President – Human Resources	$235,000
Jeff L. Davis, Vice President and General Manager – Central Concrete Supply Co., Inc.	$245,400

(1)
This amount represents the base salary that was in effect for each NEO as of December 31, 2010, and does not reflect the amount actually received by the NEO for all of 2010. For amounts actually received by each NEO for 2010 see the “Summary Compensation Table” below.

Annual Bonus

2010 Annual Salaried Team Member Incentive Plan

Our compensation committee considers awarding cash bonuses to executive officers on an annual basis. For 2010, the committee adopted a short-term incentive plan for all our salaried employees, including all our executive officers. The plan’s purpose was to attract, retain, motivate and reward team members for successful company, business unit and individual performance, with rewards that are commensurate with the level of performance attained.

The incentive plan consisted of two components: a financial component, which represented 60% of each participant’s potential individual target bonus, and a strategic component, which represented 40% of each participant’s potential individual target bonus. The financial component could only be earned if U.S. Concrete’s overall EBITDA was equal to or greater than $18 million. The overall company EBITDA for 2010 was below the budgeted EBITDA threshold, so participants did not receive any cash bonus under the financial component of the 2010 short-term incentive plan. The strategic component was not subject to the above-referenced EBITDA threshold; however, it was subject to the discretion of the compensation committee to modify or eliminate, taking into consideration market conditions and other criteria it deemed appropriate. The compensation committee exercised its discretion and awarded modified cash bonuses to a limited number of participants in two of our business units to reward those participants for the accomplishment of strategic objectives and to recognize the above-average performance of their business units. Mr. Davis, as the Vice President and General Manager of one of the two business units, Central, received a modified cash bonus of $25,000. Other than Mr. Davis, none of the NEOs received a cash bonus for 2010 performance pursuant to the 2010 short-term incentive plan.

FINANCIAL COMPONENT

If U.S. Concrete would have exceeded the $18 million EBITDA threshold, 60% of a participant’s bonus payout would have been calculated based on: (1) such participant’s target bonus; and (2) the financial performance of such participant’s business unit.

•
Determination of Target Bonus subject to the Financial Component. Each participant was designated a grade level based on such employee’s position in our organization.  The grade level determined a participant’s target bonus, as a percentage of such participant’s annual base pay, which for 2010, ranged from 40% to 75% for the NEOs. As an example, Mr. Harlan’s total target bonus was $375,000 (75% of his annual salary of $500,000), and $225,000 was the amount subject to the financial component (60% of $375,000).

•
Evaluation of Business Unit Performance/Determination of Payout under the Financial Component. The amount of a participant’s target bonus to be paid out under the financial component was to be determined by that participant’s business unit’s free cash flow and return on assets, each as compared to budget and based on the schedule set forth below. The two metrics were to be weighted equally, so that one-half of the participant’s bonus under the financial component would have been applied to each metric. Participants in the Houston corporate office would have been evaluated on the basis of our consolidated free cash flow and return on assets.

% of Budget Attained	% Target Bonus
150%	200%
140%	180%
130%	160%
120%	140%
110%	120%
100%	100%
95%	95%
90%	90%
85%	85%
80%	80%
75%	75%

As an example, if U.S. Concrete’s consolidated free cash flow was 80% of budget, and consolidated return on assets was 75% of budget, then Mr. Harlan would have received a bonus, under the financial component, of $174,375 (($112,500)(0.80) + ($112,500)(0.75)).

STRATEGIC COMPONENT

The strategic component was not subject to an EBITDA threshold. However, the payout of any bonus under the strategic component was subject to the discretion of the compensation committee, taking into consideration market conditions and other criteria it deemed appropriate. The compensation committee exercised its discretion and awarded modified cash bonuses to a limited number of participants in two of our business units, including Mr. Davis, to reward those participants for the accomplishment of strategic objectives and to recognize the above-average performance of their business units. Based on U.S. Concrete’s 2010 financial results, the compensation committee reduced the amount of the bonuses that were awarded from the amounts that would have been received according to the methodology set forth below.

Under the strategic component, 40% of a participant’s bonus payout was calculated based on: (1) such participant’s target bonus; and (2) the accomplishment of certain strategic items by the participant and such participant’s business unit.

•
Determination of Target Bonus subject to the Strategic Component. The determination of a participant’s target bonus under the strategic component was the same as under the financial component. However, only 40% was subject to payout under the strategic component. As an example, Mr. Harlan’s total target bonus was $375,000 (75% of his annual salary of $500,000), and $150,000 was the amount subject to the strategic component (40% of $375,000).

•
Evaluation of the Accomplishment of Certain Strategic Items/Determination of Payout under the Strategic Component.  The amount of a participant’s available target bonus to be paid out under the strategic component was determined by the accomplishment of certain strategic metrics by the participant and such participant’s business unit, and based on the schedule set forth below. The strategic metrics varied by business unit and individual responsibilities, but included some combination of the following:

strategic positioning: completion of financial restructuring; development of an updated, long-term strategic plan; recognition of competitive market; management of supplier/vendor relationships; identification of vertical integration potentials; and recognition of market shifts and customer balance;

operational efficiencies: improvement in cash management, yards-per-man-hour, cubic-yards-per-truck, cost-per-yard, average loads per truck, average number of orders per day, and on-time delivery percentage; reduction in back-charges; and various other administrative metrics;

new product development: complete development of R&D laboratory; identification of product opportunities with commercial viability; and the launch of one new product during 2010;

project impact: completion of consolidated company and business unit scoreboards; use of Siebel quote system and effectiveness; effectiveness of Command Alkon standardization; enhanced use of reporting tools; development and implementation of ongoing training and support programs; and completion of company intranet;

employee deployment: continued employee training; development of succession planning; and completion of performance reviews; and

safety rates: favorable incident rate, recordable rate and lost workday incident rate, as compared to budgeted rates.

The amount of a participant’s available target bonus under the strategic component was according to the following schedule:

Individual Rating	% of Available Bonus to be Paid Out
0.0 (Below Threshold)	0%
1.0 (Threshold)	50%
2.0 (Target)	100%
3.0 (Optimum)	200%

As an example, if Mr. Harlan’s individual rating was 2.0, then he would have received a bonus, under the strategic component, of $150,000 (100% of $150,000).

Under all of the examples above, Mr. Harlan would have earned a total cash bonus of $324,375 ($174,375 + $150,000). However, as noted earlier, the only NEO that received a cash bonus under the 2010 short-term incentive plan was Mr. Davis.

Special Restructuring Bonus

In September 2010, the compensation committee, upon consultation from Towers, approved a one-time special incentive payment to certain executive officers, including Messrs. Harlan, Lindeman and Konnie of $200,000, $98,000 and $94,000, respectively, or 40% of such NEO’s then-current annual base salary, to compensate those individuals for the extraordinary time and effort expended by them that was instrumental to the success of our restructuring.

Incentive Compensation, Restricted Stock Units and Nonqualified Stock Option Awards

In prior years, we granted shares of restricted stock and nonqualified stock options to executive officers, generally in the first quarter of each year. However, no equity was granted to executive officers in 2010 prior to the Effective Date, as the compensation committee determined that no equity awards would be made to directors, officers or employees during our restructuring process.

Pursuant to the consummation of our plan of reorganization and emergence from Chapter 11 proceedings, on the Effective Date, all of our then existing equity securities, including all common stock (the “Old Common Stock”) and nonqualified stock options previously granted to the executive officers, vested and unvested, were cancelled. Holders of the Old Common Stock, including our executive officers holding vested shares of Old Common Stock, received 0.040462 Class A warrants and 0.040462 Class B warrants (subject to rounding to the nearest whole number of warrants) for each share of Old Common Stock they held on the Effective Date. Initially, each Class A Warrant entitles the holder to purchase one share of our new common stock at an exercise price of $22.69 per share, and each Class B Warrant entitles the holder to purchase one share of our new common stock at an exercise price of $26.68 per share.  The warrants will expire on August 31, 2017, and the exercise price and number of shares a holder can purchase with a warrant may be adjusted if certain events occur.

Our compensation committee continues to believe that equity compensation is one of the most effective means of creating a long-term link between the compensation provided to executive officers and other key management personnel and gains realized by our stockholders. The compensation committee currently intends to use a combination of RSUs, Incentive RSUs and nonqualified stock options as long-term incentive compensation because:

•
RSUs, Incentive RSUs and nonqualified stock option awards provide a motivating form of incentive compensation, help to align the interests of executives with those of our stockholders, foster employee stock ownership, and contribute to the focus of the management team on increasing value for our stockholders; and

•	the extended vesting period, which is subject to the executive’s continued employment with U.S. Concrete, encourages executive retention.

In determining the number of RSUs, Incentive RSUs and nonqualified stock options to be granted to our executive officers, our compensation committee takes into account each individual’s position, scope of responsibility, ability to affect profits and stockholder value, and the individual’s historic and recent performance.

The compensation committee’s practice has been to determine the dollar amount of equity compensation to be provided by considering comparative long-term compensation information for equivalent positions from peer companies, and then attempting to grant equity compensation that has a fair market value at approximately the 50th percentile as of the date of grant.  In 2010, Towers reviewed comparative long-term compensation information for equivalent positions from companies that had recently undergone restructurings similar to ours, and advised the compensation committee on the number of RSUs, Incentive RSUs and nonqualified stock options to be granted to management and the executive officers. With the exception of promotions, new hires and employees of acquired companies, the committee generally makes these awards during the first quarter of each year. However, in 2010, the committee made the awards to all of our NEOs except Mr. Lewis following our emergence from Chapter 11 proceedings in the third quarter. The committee granted Mr. Lewis’ equity upon commencement of his employment with the Company on October 1, 2010.

Generally, our awards of RSUs, Incentive RSUs and nonqualified stock options are granted on, or as soon as practicable following, the compensation committee action date and vest in equal quarterly installments over a three-year period. However, vesting may be accelerated following a change of control or other specified events involving our company, or upon termination of the applicable employee’s employment by reason of death, disability or retirement. Additionally, vesting may be accelerated, if provided in a written employment or severance agreement between an executive officer and us, upon termination of such executive officer’s employment by us without cause or termination of such executive officer’s employment by such executive officer for good reason or good cause. We have agreements in effect now for each of the NEOs that would provide for early vesting in the circumstances described above.

In 2010, the compensation committee approved grants of 186,781 RSUs and 186,781 Incentive RSUs to the NEOs. The RSUs represent the right to receive on the payout date specified in the award agreement a number of shares of U.S. Concrete common stock equal to the number of shares awarded, subject to the vesting requirements. With respect to each RSU awarded to a grantee under the 2010 Management Equity Incentive Plan, such grantee received one Incentive RSU which entitles such grantee to receive a payment equal to 0.35020 of a share of our common stock to be delivered within thirty (30) days following the later of the date on which (i) the related RSU vests, or (ii) the” Performance Goal” is achieved. For purposes of the foregoing, the “Performance Goal” shall be deemed to have been achieved on the earlier of (a) the conversion on a cumulative basis of 95% of our 9.5% Convertible Secured Notes due 2015  issued pursuant to the Indenture dated August 31, 2010 between U.S. Concrete, U.S. Bank National Association, as Trustee and Noteholder Collateral Agent, and the Guarantors named therein (the “2010 Indenture”) or (b) the date we deliver a conversion event notice in accordance with the terms of the Indenture. If the Performance Goal is not achieved prior to August 31, 2015, each Incentive RSU will expire without any payment being made with respect thereto.

The compensation committee also approved grants to the NEOs in 2010 of 50,940, 50,940, 25,471 and 25,471 options to purchase shares of U.S. Concrete common stock at $12.00, $15.00, $22.69 and $26.68 per share, respectively. The equity grants relate to the service of the NEOs during the year of grant, and as an incentive to achieve U.S. Concrete’s future objectives. Four different exercise prices were used for the 2010 nonqualified stock option grants to closely align such grants with the interests of our stockholders and warrant holders. The $12.00 and $15.00 exercise prices of the options were based on a 20% and 50% increase in the price of a share of our common stock from the plan of reorganization, and the $22.69 and $26.68 exercise prices match the exercise prices of the Class A and Class B warrants, respectively.

Retirement Plans

We maintain a 401(k) plan pursuant to which we historically matched employee contributions dollar-for-dollar up to 5% of an employee’s annual salary, but not exceeding statutory limitations. Effective January 1, 2010, we suspended the matching contribution as part of our overall cost-control initiatives. However, in September 2010, the compensation committee approved resuming a matching contribution, effective January 1, 2011, at 40 percent of each dollar contributed by a participating employee up to 5% of an employee’s annual eligible compensation, not to exceed the statutory maximum.

Perquisites and Other Benefits

We provide certain executive officers with employee benefits and perquisites.  The employee benefits programs in which our executive officers participate (which provide benefits such as medical coverage and group term life insurance protection) are generally the same programs offered to substantially all our salaried employees. These programs are intended to promote the health and financial security of our employees. The programs are provided at competitive market levels to attract, retain and reward employees.

Perquisites did not constitute a material portion of the compensation to the NEOs for 2010.  We believe the perquisites provided are below general industry practice, but reasonable.

Post-Employment Arrangements for Our Executive Officers

In 2007, our compensation committee determined that it was in our best interest to enter into executive severance agreements with certain executive officers and key employees, including each of the NEOs. In September 2010, we entered into a revised form of executive severance agreement each of with Messrs. Harlan, Lindeman and Konnie, and in October 2010 we entered into the same form with Mr. Lewis. Each executive severance agreement provides for severance payments and other benefits following termination of the applicable officer’s employment under various scenarios, as described below. We believe these severance benefits should reflect the fact that it may be difficult for such employees to find comparable employment within a short period of time. Each such agreement also contains a confidentiality covenant, requiring the applicable officer to not disclose U.S. Concrete’s confidential information at any time, as well as noncompetition and nonsolicitation covenants, which prevent the executive from competing with U.S. Concrete or soliciting its customers or employees during employment and for one year after the officer’s employment terminates (subject to extension in the event of a change in control, so that the noncompetition and nonsolicitation covenants will extend to cover the number of months post-termination used to determine the severance benefits payable to him (as described below)).

In the case of a termination of the applicable officer’s employment prior to a “change in control” either by us without “cause” or by the officer for “good cause,” the officer would generally be entitled to the following severance benefits:

•
a lump-sum payment in cash equal to the officer’s monthly base salary in effect on the date of termination multiplied by 24 in the case of certain officers, including Messrs. Harlan, Lewis, Lindeman and Konnie, and, multiplied by 12 in the case of all other applicable officers, including Mr. Davis, together with a prorated amount of accrued but unpaid monthly base salary for any partial month in which the termination occurs;

•
a lump-sum payment in cash equal to the amount of the officer’s (1) target bonus for the bonus year in which the termination occurs, prorated based on the number of days in the bonus year that have elapsed prior to the termination, and (2) the value of unused vacation days earned the year prior to the year in which the termination occurs, plus pro rata vacation days earned in the year in which the termination occurs;

•
payment by us of all applicable medical continuation premiums for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, for the benefit of the officer (and his covered dependents as of the date of his termination, if any) under his then-current plan election for 18 months after termination; and

•
(a) in the case of certain officers, including Messrs. Harlan, Lewis, Lindeman and Konnie, a pro rata portion of all outstanding and previously unvested stock options, restricted stock awards, restricted stock units and similar awards granted to the officer by us prior to the date of termination (the “Unvested Awards”) that would otherwise have vested during the six-month period following the date of termination if such termination had not occurred will become vested and exercisable (as applicable), and vested stock options will remain exercisable until the earlier of (1) the expiration of the twelve-month period following termination, and (2) the expiration date of the original term of the applicable stock option; and (b) in the case of all other  applicable officers, including Mr. Davis, immediate vesting of all Unvested Awards, and immediate lapsing of any restrictions, forfeiture conditions or other conditions or criteria applicable to any such awards on the date of termination.

Our senior management and other employees have made significant contributions to U.S. Concrete over the past several years, and we believe that it is important to protect them in the event of a change in control. Further, it is our belief that the interest of our senior management should be aligned with our stockholders, and providing change-in-control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change-in-control transactions that may be in the best interests of our stockholders generally, but that may result in loss of employment for an individual NEO.

In the event there is a “change in control” of our company and within one year thereafter the officer’s employment is terminated by us without cause or by the officer for good cause, the officer would generally be entitled to the following severance benefits:

•
a lump sum payment in cash equal to (a) the sum of (1) the officer’s monthly base salary in effect on the termination date multiplied by 12, and (2) the amount of the officer’s full target bonus for the bonus year in which termination occurs, multiplied by (b) in the case of Messrs. Harlan, Lewis, Lindeman and Konnie, 2.5, and in the case of Mr. Davis, 2.0;

•
a lump-sum payment in cash equal to the value of the officer’s accrued but unpaid salary through the date of such termination, plus the officer’s unused vacation days earned for the year prior to the year in which the termination occurs and a pro rata portion of the vacation days earned for the year in which the termination occurs;

•
payment by the Company of all applicable medical continuation premiums for continuation coverage under COBRA for the benefit of the officer (and his covered dependents as of the date of his termination, if any) under his then-current plan election for 18 months after termination; and

•	all Unvested Awards shall become fully vested.

In the case of termination by reason of the officer’s death or long-term/permanent disability, the officer or his heirs would be entitled to substantially the same benefits as outlined above for a termination by us without cause or by the officer for good cause in the absence of a change in control, except that any Unvested Awards would not become vested, but instead would terminate immediately.

In the case of a termination of the applicable officer’s employment either by us for cause or by the officer without good cause, the officer would be entitled to payments for his accrued but unpaid pro rata monthly base salary and unused vacation, in each case through the date of termination, and all Unvested Awards would be cancelled. Also, in the case of a termination by us for cause, all vested stock options held by the officer would remain exercisable for a period of up to 90 days, after which they would expire.

Under each executive severance agreement, we would have “cause” to terminate the applicable officer’s employment in the event of:

•	the officer’s gross negligence, willful misconduct or willful neglect in the performance of his material duties and services to us;

•	the officer’s final conviction of a felony by a trial court, or his entry of a plea of nolo contendere to a felony charge;

•
any criminal indictment of the officer relating to an event or occurrence for which he was directly responsible which, in the business judgment of a majority of our Board of Directors, exposes our company to ridicule, shame or business or financial risk; or

•	a material breach by the officer of any material provision of the executive severance agreement.

On the other hand, the officer generally would have “good cause” to terminate his employment if there is:

•	a material diminution in his then current monthly base salary;

•	a material change in the location of his principal place of employment by us;

•	any material diminution in his current position or any title or position to which he has been promoted;

•
any material diminution of his authority, duties or responsibilities from those commensurate and consistent with the character, status and dignity appropriate to his current position or any title or position to which he has been promoted (provided, however, that if at any time he ceases to have such duties and responsibilities because we cease to have any securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or cease to be required to file reports under Section 15(d) of the Securities Exchange Act of 1934, as amended, then the officer’s authority, duties and responsibilities will not be deemed to have been materially diminished solely due to the cessation of such publicly traded company duties and responsibilities);

•	any material breach by us of any material provision of the executive severance agreement, including any failure by us to pay any amount due under the executive severance agreement; or

•	with respect to each of Messrs. Harlan, Lewis, Lindeman and Konnie, any restructuring of such executive’s direct reporting relationship within our company.

Under each executive severance agreement, a “change in control” will be deemed to have occurred on the earliest of any of the following dates:

•
the date our company merges or consolidates with any other person or entity, and the voting securities of our company outstanding immediately prior to such merger or consolidation do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power of the voting securities of our company or such surviving entity outstanding immediately after such merger or consolidation;

•	the date our company sells all or substantially all of our assets to any other person or entity;

•	the date our company is dissolved;

•
the date any person or entity together with its affiliates becomes, directly or indirectly, the beneficial owner of voting securities representing more than 50% of the total voting power of all then outstanding voting securities of our company; or

•
the date the individuals who constituted the nonemployee members of our Board of Directors (the “Incumbent Board”) as of the effective date of the agreement cease for any reason to constitute at least a majority of the nonemployee members of our Board, provided that, for purposes of this clause, any person becoming a director whose election or nomination for election by our stockholders was approved by a vote of at least 80% of the directors comprising the Incumbent Board then still in office (or whose election or nomination was previously so approved) will be considered as though such person were a member of the Incumbent Board;

provided, however, a “change in control” shall not be deemed to have occurred in connection with any bankruptcy or insolvency of our company, or any transaction in connection therewith.

On March 30, 2011, the Company and Mr. Harlan entered into an amendment to his executive severance agreement in connection with the announcement that he will be leaving the Company. The amendment provides that, in addition to any other benefits to which Mr. Harlan may be entitled, if his employment is terminated by either Mr. Harlan or the Company for any reason other than death or “cause,” on or before October 15, 2011, then he shall receive all of the severance benefits and equity treatment to which he would be entitled in the event of an “involuntary termination” or “change in control” (only if a change in control occurs prior to the termination of Mr. Harlan’s employment), and his employment shall in all events terminate no later than October 15, 2011 and he shall be entitled to receive the foregoing termination benefits. Mr. Harlan will provide at least thirty (30) days advance written notice to the Company of any Voluntary Termination prior to October 15, 2011. In addition, Mr. Harlan agreed to provide consulting services to the Company for a period of up to one year after his termination in an amount no greater than 20% of the average level of services he provided to the Company in the 36 month period prior to his termination and at a monthly rate to be mutually agreed upon by the parties.

Based on a hypothetical termination date of December 31, 2010 for each of our NEOs who were employed by us on December 31, 2010, the severance benefits for those NEOs due to a termination either by us without “cause” or by the officer for “good cause” in the absence of a change in control pursuant to the terms of the executive severance agreements would have been as follows:

Name	Total Base Salary Sum	Targeted Bonus	Healthcare and Other Insurance Benefits	Fair Market Value of Accelerated Unvested Equity Compensation	Total (1)

Michael W. Harlan	$1,000,000	$375,000	$32,020	$133,899	$1,540,919
James C. Lewis	$550,000	$110,000	$32,020	$27,617	$719,637
Curt M. Lindeman	$550,000	$110,000	$32,020	$32,805	$724,825
Gary J. Konnie	$470,000	$94,000	$22,440	$23,599	$610,039
Jeff L. Davis	$245,400	$98,160	$22,440	$123,219	$489,219

           (1)   Any unused but accrued vacation pay was excluded from the above table.  Each NEO is entitled to 4 weeks of annual vacation.

Based on a hypothetical termination and change in control date of December 31, 2010 for each of our NEOs who were employed by us on December 31, 2010, the change in control termination benefits for those NEOs pursuant to the terms of the executive severance agreements would have been as follows:

Name	Total Base Salary Sum	Targeted Bonus	Healthcare And Other Insurance Benefits	Fair Market Value of Accelerated Unvested Equity Compensation	Tax Gross Up (1)	Total (2)

Michael W. Harlan	$1,250,000	$937,500	$32,020	$803,396	n/a	$3,022,916
James C. Lewis	$687,500	$275,000	$32,020	$165,701	n/a	$1,160,221
Curt M. Lindeman	$687,500	$275,000	$32,020	$196,831	n/a	$1,191,351
Gary J. Konnie	$587,500	$235,000	$22,440	$141,595	n/a	$986,535
Jeff L. Davis	$490,800	$196,320	$22,440	$123,219	$0	$832,779

(1)
Messrs. Harlan, Lewis, Lindeman and Konnie’s Amended and Restated Executive Severance Agreements provide that in the event any payment or distribution to such individual would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then if the aggregate of all payments that would be subject to the excise tax, reduced by all federal, state and local taxes applicable thereto, including the excise tax is less than the amount such individual would receive, after all such applicable taxes, if such individual received payments equal to an amount which is $1.00 less than three times the such individual’s “base amount,” as defined in and determined under Section 280G of the Code, then, such payments shall be reduced or eliminated to the extent necessary so that the aggregate payments received by such individual will not be subject to the excise tax.

(2)	Any unused but accrued vacation pay was excluded from the above table. Each NEO is entitled to 4 weeks of annual vacation.

No severance benefits were paid to Mr. Hardy, as he terminated his employment on June 4, 2010 without good cause.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a deduction to public companies to the extent of excess annual compensation over $1 million paid to certain executive officers, except for qualified performance-based compensation. The compensation committee plans to review this matter as appropriate and take action as may be necessary to preserve the deductibility of compensation payments to the extent reasonably practical and consistent with our compensation objectives.

Conclusion

Based upon its review of our overall executive compensation program, the compensation committee believes our executive compensation program, as applied to our executive officers, is appropriate and is necessary to retain the executive officers who are essential to our continued development and success, to compensate those executive officers for their contributions and to enhance stockholder value. The committee believes that the total compensation opportunities provided to our executive officers create a commonality of interests and alignment of our long-term interests with those of our stockholders.

REPORT OF THE COMPENSATION COMMITTEE

The compensation committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on the review and discussion with management, the compensation committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report is furnished by the compensation committee of the Board of Directors.

The Compensation Committee: Kurt M. Cellar, Chairman Michael D. Lundin Colin M. Sutherland

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing report of the compensation committee shall not be deemed to be filed with the SEC or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by our Named Executive Officers in fiscal years 2010, 2009 and 2008.

Name and Principal Position	Year	Salary(1)(2)	Bonus(3)	Stock Awards(4)	Option Awards (5)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6)	Other Compensation(7)	Total

Michael W. Harlan,	2010	$499,999	$200,000	$839,056	$125,233	$0	$0	$690	$1,664,978
President and Chief Executive	2009	$499,999	$0	$101,500	$47,278	$0	$0	$12,940	$661,717
Officer	2008	$491,250	$250,000	$123,600	$39,548	$0	$0	$12,190	$916,588

James C. Lewis, Senior Vice President and Chief Financial Officer (8)	2010	$68,749	$0	$173,056	$25,831	$0	$0	$172	$267,808

Curt M. Lindeman,	2010	$252,499	$98,000	$205,568	$30,682	$0	$0	$676	$587,425
Vice President, General Counsel	2009	$244,999	$0	$37,700	$10,131	$0	$0	$12,926	$305,756
and Corporate Secretary	2008	$233,750	$73,500	$107,120	$15,819	$0	$0	$12,052	$442,241

Gary J. Konnie,	2010	$235,000	$94,000	$147,880	$22,072	$0	$0	$648	$499,600
Vice President –	2008	$232,500	$70,500	$107,120	$15,819	$0	$0	$12,124	$438,063
Human Resources (9)

Jeff L. Davis,	2010	$245,400	$0	$128,688	$19,208	$25,000	$0	$276	$418,572
VP and GM – Central Concrete	2009	$241,858	$0	$37,700	$10,131	$0	$0	$16,267	$305,956
Supply Co., Inc. (10)

Robert D. Hardy,	2010	$151,136	$0	$0	$0	$0	$0	$27,268	$178,404
Former Executive Vice President	2009	$349,999	$0	$65,250	$30,393	$0	$0	$12,940	$458,582
and Chief Financial Officer (11)	2008	$343,750	$153,000	$123,600	$15,819	$0	$0	$12,190	$648,359

(1)
Cash compensation received by each NEO in 2010, 2009 and 2008 is found in the “Salary,” “Bonus” and “Non-Equity Incentive Plan Compensation” columns, as well as a portion of the amount reflected in the “Other Compensation” column, of this table.  The figures shown in the Salary column of this table reflect the amount actually received by the NEO, not that NEO’s annual rate of pay for the applicable year. Rates of pay may/would be higher than amounts shown if an NEO began employment with us during a particular year or if an NEO received a salary increase during the year. Annual pay increases for all executive officers are generally not effective until April of that year.  In addition, an officer’s rate of pay may change over the course of the year due to a change in job title or responsibilities.

(2)
The amounts shown in this column for 2009 and 2008 for Messrs. Harlan and Hardy include that portion of salary that they deferred pursuant to our deferred compensation plan. We terminated the deferred compensation plan effective November 4, 2009, and Messrs. Harlan and Hardy each received a lump-sum distribution of their respective account balances on November 5, 2010.

(3)
The overall company EBITDA for 2010 was below the EBITDA threshold, so participants did not receive any cash bonus under the financial component of the 2010 annual short-term incentive plan. The strategic component of the 2010 annual short-term incentive plan was not subject to the above-referenced EBITDA threshold; however, it was subject to the discretion of the compensation committee to modify or eliminate, taking into consideration market conditions and other criteria it deemed appropriate. The compensation committee exercised its discretion and awarded cash bonuses to a limited number of participants in two of our business units to reward those participants for the accomplishment of strategic objectives and to recognize the above-average performance of their business units. Mr. Davis, as the Vice President and General Manager of one of the two business units, Central, received a modified cash bonus of $25,000. Other than Mr. Davis, none of the NEOs received a cash bonus for 2010 performance pursuant to the 2010 short-term incentive plan. However, in September 2010, the compensation committee, upon consultation from Towers, approved a special incentive payment to certain executive officers, including Messrs. Harlan, Lindeman and Konnie of $200,000, $98,000 and $94,000 respectively, to compensate those individuals for the extraordinary time and effort expended by them that was instrumental to the success of our restructuring.

(4)
The amounts shown in the “Stock Awards” column represent the aggregate grant date fair value of the awards of RSUs and Incentive RSUs in 2010, and the awards of Restricted Stock in 2009 and 2008, as determined in accordance with FASB ASC Topic 718. We determined the fair market value of a restricted stock award on the grant date using the closing price of our common stock on the date of grant. The values shown in this column are not representative of the amounts that may eventually be realized by the executive. Assumptions used in the calculations of the 2010 amounts are included in Note 9 to our consolidated financial statements for the year ended December 31, 2010, which are included in our annual report on Form 10-K for the year ended December 31, 2010. Assumptions used in the calculations of the 2009 amounts are included in Note 7 to our consolidated financial statements for the year ended December 31, 2009, which are included in our annual report on Form 10-K for the year ended December 31, 2009. Assumptions used in the calculations of the 2008 amounts are included in Note 5 to our consolidated financial statements for the year ended December 31, 2008, which are included in our annual report on Form 10-K for the year ended December 31, 2008.

(5)
The amounts shown in the “Option Awards” column represent the aggregate grant date fair value of the awards in those years, as determined in accordance with FASB ASC Topic 718. We determined the fair market value of a stock option award on the grant date using a Black-Scholes option pricing model.  This model estimates the grant date fair value utilizing assumptions such as dividend yield, our common stock volatility, risk free interest rates, and expected option lives. The values shown in this column are not representative of the amounts that may eventually be realized by the executive. Assumptions used in the calculations of the 2010 amounts are included in Note 9 to our consolidated financial statements for the year ended December 31, 2010, which are included in our annual report on Form 10-K for the year ended December 31, 2010. Assumptions used in the calculations of the 2009 amounts are included in Note 7 to our consolidated financial statements for the year ended December 31, 2009, which are included in our annual report on Form 10-K for the year ended December 31, 2009. Assumptions used in the calculations of the 2008 amounts are included in Note 5 to our consolidated financial statements for the year ended December 31, 2008, which are included in our annual report on Form 10-K for the year ended December 31, 2008.

(6)
There are no nonqualified deferred compensation earnings reflected in this column because none of the NEOs received above-market or preferential earnings on such compensation during 2010, 2009 or 2008.

(7)
The amounts in the “All Other Compensation” column for fiscal year 2010 reflects: life insurance premiums paid by us for Messrs. Harlan, Lewis, Lindeman, Konnie, Davis and Hardy, of $690, $172, $676, $648, $276 and $354 respectively; and $26,923 to Mr. Hardy for accrued but unused vacation.  The amounts in the “All Other Compensation” column for fiscal year 2009 reflects: matching contributions under our 401(k) Plan of $12,500 for each of Messrs. Harlan, Lindeman, Davis and Hardy; life insurance premiums paid by us for Messrs. Harlan, Lindeman, Davis and Hardy, of $690, $676, $276, and $690, respectively; and an automobile valued at $3,741 transferred to Mr. Davis to compensate him for changes to the Company’s automobile policy. The amounts in the “All Other Compensation” column for fiscal year 2008 reflects: matching contributions under our 401(k) Plan of $11,500 for each of Messrs. Harlan, Lindeman, Konnie and Hardy.

(8)	No information is reported for Mr. Lewis for 2008 and 2009, as he joined the company October 1, 2010.

(9)	No information is reported for Mr. Konnie for 2009, as he was not an NEO for that year.

(10)	No information is reported for Mr. Davis for 2008, as he was not an NEO for that year.

(11)	Mr. Hardy left the company on June 4, 2010.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2010

The following table summarizes the non-equity and equity plan-based awards that our Named Executive Officers received or were eligible to receive during fiscal year 2010.  Our NEOs are eligible to receive all non-equity awards pursuant to the 2010 Annual Salaried Team Member Incentive Plan.  All equity awards were granted pursuant to the U.S. Concrete, Inc. Management Equity Incentive Plan.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2) (3)			All Other Stock Awards: Number of	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Shares of Stock (3) (#)	Underlying Options(3) (#)	Option Awards(4) ($)	and Option Awards (5) ($)

Michael W. Harlan	9/28/2010	75,000	375,000	750,000	N/A	104,882	N/A				0
	9/28/2010							104,882			839,056
	9/28/2010								28,604	12.00	47,290
	9/28/2010								28,604	15.00	43,261
	9/28/2010								14,302	22.69	19,134
	9/28/2010								14,302	26.68	15,548

James C. Lewis	10/1/2010	22,000	110,000	220,000	N/A	21,632	N/A				0
	10/1/2010							21,632			173,056
	10/1/2010								5,900	12.00	9,754
	10/1/2010								5,900	15.00	8,923
	10/1/2010								2,950	22.69	3,947
	10/1/2010								2,950	26.68	3,207

Curt M. Lindeman	9/28/2010	22,000	110,000	2,200,000	N/A	25,696	N/A				0
	9/28/2010							25,696			205,568
	9/28/2010								7,008	12.00	11,586
	9/28/2010								7,008	15.00	10,599
	9/28/2010								3,504	22.69	4,688
	9/28/2010								3,504	26.68	3,809

Gary J. Konnie	9/28/2010	18,800	94,000	188,000	N/A	18,485	N/A				0
	9/28/2010							18,485			147,880
	9/28/2010								5,041	12.00	8,334
	9/28/2010								5,041	15.00	7,624
	9/28/2010								2,521	22.69	3,373
	9/28/2010								2,521	26.68	2,741

Jeff L. Davis	9/28/2010	19,632	98,160	196,320	N/A	16,086	N/A				0
	9/28/2010							16,086			128,688
	9/28/2010								4,387	12.00	7,253
	9/28/2010								4,387	15.00	6,635
	9/28/2010								2,194	22.69	2,935
	9/28/2010								2,194	26.68	2,385

Robert D. Hardy (6)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	0	0	N/A	N/A

(1)
The NEOs are eligible to earn annual non-equity incentive compensation under our short-term incentive plan for each fiscal year based on achievement of certain performance measures. The overall company EBITDA for 2010 was below the EBITDA threshold, so participants did not receive any cash bonus under the financial component of the 2010 annual short-term incentive plan. The strategic component of the 2010 annual short-term incentive plan was not subject to the above-referenced EBITDA threshold; however, it was subject to the discretion of the compensation committee to modify or eliminate, taking into consideration market conditions and other criteria it deemed appropriate. The compensation committee exercised its discretion and awarded cash bonuses to a limited number of participants in two of our business units to reward those participants for the accomplishment of strategic objectives and to recognize the above-average performance of their business units. Mr. Davis, as the Vice President and General Manager of one of the two business units, Central, received a modified cash bonus of $25,000. Other than Mr. Davis, none of the NEOs received a cash bonus for 2010 performance pursuant to the 2010 short-term incentive plan. The threshold bonus was established as one-half of the strategic component of such participant’s target bonus.  The percentage of base pay for the NEOs for the target bonus was as follows: Mr. Harlan (75%), and Messrs. Lewis, Lindeman, Konnie and Davis (40%).  The percentage of base pay for the NEO maximum bonus was as follows: Mr. Harlan (150%), and Messrs. Lewis, Lindeman, Konnie and Davis  (80%). Mr. Hardy left our company on June 4, 2010, and was not eligible for a bonus under the 2010 Annual Salaried Team Member Incentive Plan.

(2)
With respect to each restricted stock unit (“RSU”) awarded to a grantee under the 2010 Management Equity Incentive Plan, such grantee received one incentive RSU which entitles such grantee to receive a payment equal to 0.35020 of a share of our common stock to be delivered within thirty (30) days following the later of the date on which (i) the related RSU vests, or (ii) the” Performance Goal” is achieved. For purposes of the foregoing, the “Performance Goal” shall be deemed to have been achieved on the earlier of (a) the conversion on a cumulative basis of 95% of our 9.5% Convertible Secured Notes due 2015  issued pursuant to the 2010 Indenture or (b) the date we deliver a conversion event notice in accordance with the terms of the 2010 Indenture. If the Performance Goal is not achieved prior to August 31, 2015, each Incentive RSU will expire without any payment being made with respect thereto.

(3)
RSUs, Incentive RSUs and non-qualified stock option awards granted to the NEOs vest in equal quarterly installments over a three-year period from the date of grant, subject to continued employment on each vesting date. There is no threshold for these equity awards, but we were limited to annual individual grants of non-qualified stock option awards covering 500,000 shares of our common stock pursuant to our 2010 Management Equity Incentive Plan. The target equity awards for the NEOs are based on their respective grade levels and the 50th percentile of the comparative long-term compensation data for equivalent positions from peer companies. For 2010, Towers reviewed comparative long-term compensation information for equivalent positions from companies that had recently undergone restructurings similar to ours, and advised the compensation committee on the number of RSUs, Incentive RSUs and nonqualified stock options to be granted to the NEOs. No equity was awarded to Mr. Hardy, as he left our company on June 4, 2010, prior to the granting of awards.

(4)
Four different exercise prices were used for the grants of nonqualified stock option under the 2010 Management Equity Incentive Plan to closely align such grants with the interests of our stockholders and warrant holders. The $12.00 and $15.00 exercise prices of the options were based on a 20% and 50% increase in the price of a share of our common stock from the Effective Date, and the $22.69 and $26.68 exercise prices match the exercise prices of the Class A and Class B warrants, respectively.

(5)
The grant date fair value has been computed in accordance with FASB ASC Topic 718. The fair market value of option awards was calculated using a Black-Scholes option pricing model. Assumptions used in the calculations of the 2010 amounts are included in Note 9 to our consolidated financial statements for the year ended December 31, 2010, which are included in our annual report on Form 10-K for the year ended December 31, 2010.

(6)	Mr. Hardy left the Company on June 4, 2010. Therefore, he was not eligible for a bonus under the 2010 Annual Salaried Team Member Incentive Plan, and did not receive any equity compensation.

  Employment Terms

Although the Company has not entered into an employment agreement with any of its Named Executive Officers, certain employment terms are included in each of their executive severance agreements, the severance provisions of which are detailed above under ‘Post-Employment Arrangements for our Executive Officers.’ Each such agreement specifies the executive’s position, location of employment, monthly base salary and annual paid vacation entitlement.

  U.S. Concrete, Inc. Management Equity Incentive Plan

Upon our emergence from Chapter 11 proceedings we adopted the 2010 U.S. Concrete, Inc. Management Equity Incentive Plan (the “Incentive Plan”) pursuant to which awards to employees and directors can be made in the form of stock options, stock appreciation rights, restricted stock, RSUs and other equity or equity-based grants, in addition to grants denominated in cash. The Incentive Plan is administered by the compensation committee and there are 2,243,933 shares of U.S. Concrete common stock reserved for issuance in connection with awards made under the Incentive Plan.

  Non-Qualified Stock Option Award Agreements

Pursuant to each non-qualified stock option award agreement issued in accordance with the Incentive Plan, the option vests in equal quarterly installments over the three year period following the date of grant, subject to the executive’s continued employment on each vesting date. Any portion of the option that is unvested on the date of termination will be forfeited, except that if the executive’s employment is terminated without “cause,” any portion of the option that would have become vested during the six-month period following termination will become vested on the date of termination. An optionee generally has until the earlier of (i) 90 days following termination (or 1 year following termination without Cause) or (ii) expiration of the original option term to exercise vested options. All options, vested or unvested, will be forfeited on termination with Cause.  Each option award agreement also contains covenants by the executive not to solicit customers or employees of U.S. Concrete during employment and for one year thereafter and an ongoing covenant not to disclose U.S. Concrete’s confidential information. Additionally, pursuant to the terms of each Named Executive Officer’s executive severance agreement, upon a change in control all outstanding unvested options will become fully vested and exercisable.

  Restricted Stock Unit Award Agreements

Pursuant to each RSU award agreement issued in accordance with the Incentive Plan, the RSUs vest in equal quarterly installments over the three year period following the date of grant, subject to the executive’s continued employment on each vesting date.  Any portion of the RSUs that are unvested on the date of termination will be forfeited, except that if the executive’s employment is terminated without “cause,” any portion of the RSUs that would have become vested during the six month period following termination will become vested on the date of termination.  Additionally, pursuant to the terms of each Named Executive Officer’s executive severance agreement, upon a “change in control” all outstanding unvested RSUs will become fully vested. Upon vesting, the executive will receive the number of shares of U.S. Concrete common stock that correspond to the number of RSUs that have become vested.

Additionally, with respect to each RSU awarded under the agreement, the executive will receive one Incentive RSU which will entitle the executive to receive a payment equal to 0.35020 of a share of Common Stock to be delivered within 30 days following the later of the date on which (i) the related RSU vests, or (ii) the “Performance Goal” is achieved.  Each Incentive RSU will vest on the same schedule as the related RSU and will be immediately forfeited and cancelled if such RSU is forfeited and cancelled for any reason. The “Performance Goal” will be deemed to have been achieved on the earlier of (a) the conversion on a cumulative basis of 95% of our 9.5% Convertible Secured Notes due 2015 issued pursuant to the 2010 Indenture or (b) the date we deliver a conversion event notice in accordance with the terms of such 2010 Indenture. If the Performance Goal is not achieved prior to the August 31, 2015, each Incentive RSU will expire without any payment being made with respect thereto.

  OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

	Option Awards (1)				Stock Awards (1)
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not
Name	Exercisable	Unexercisable(2)	Price	Date	Vested (#) (3)	Vested (4)	Vested (#)(5)	Vested (6)

Michael W. Harlan	0	28,604	$12.00	10/1/2020	104,882	$803,396.00	104,882	$0.00
	0	28,604	$15.00	10/1/2020
	0	14,302	$22.69	10/1/2020
	0	14,302	$26.68	10/1/2020

James C. Lewis	0	5,900	$12.00	10/1/2020	21,632	$165,701.00	21,632	$0.00
	0	5,900	$15.00	10/1/2020
	0	2,950	$22.69	10/1/2020
	0	2,950	$26.68	10/1/2020

Curt M. Lindeman	0	7,008	$12.00	10/1/2020	25,696	$196,831.00	25,696	$0.00
	0	7,008	$15.00	10/1/2020
	0	3,504	$22.69	10/1/2020
	0	3,504	$26.68	10/1/2020

Gary J. Konnie	0	5,041	$12.00	10/1/2020	18,485	$141,595	18,485	$0.00
	0	5,041	$15.00	10/1/2020
	0	2,521	$22.69	10/1/2020
	0	2,521	$26.68	10/2/2020

Jeff L. Davis	0	4,387	$12.00	10/1/2020	16,086	$123,219.00	16,086	$0.00
	0	4,387	$15.00	10/1/2020
	0	2,194	$22.69	10/1/2020
	0	2,194	$26.68	10/1/2020

Robert D. Hardy (7)	0	0	N/A	N/A	0	$0	0	$0

(1)
Pursuant to the consummation of our plan of reorganization and emergence from Chapter 11 proceedings, on the Effective Date, all of our then existing equity securities, including all common stock (the “Old Common Stock”) and nonqualified stock options previously granted to the executive officers, vested and unvested, were cancelled. Holders of the Old Common Stock, including our executive officers holding vested shares of Old Common Stock, received 0.040462 Class A warrants and 0.040462 Class B warrants (subject to rounding to the nearest whole number of warrants) for each share of Old Common Stock they held on the Effective Date. Initially, each Class A Warrant entitles the holder to purchase one share of our new common stock at an exercise price of $22.69 per share, and each Class B Warrant entitles the holder to purchase one share of our new common stock at an exercise price of $26.68 per share.  The warrants will expire on August 31, 2017, and the exercise price and number of shares a holder can purchase with a warrant may be adjusted if certain events occur.

(2)	The unvested option awards become vested as follows:

	Harlan				Lewis				Lindeman				Konnie				Davis
	$12.00	$15.00	$22.69	$26.68	$12.00	$15.00	$22.69	$26.68	$12.00	$15.00	$22.69	$26.68	$12.00	$15.00	$22.69	$26.68	$12.00	$15.00	$22.69	$26.68
1/1/11	2,383	2,383	1,191	1,191	491	491	245	245	584	584	292	292	420	420	210	210	365	365	182	182
4/1/11	2,383	2,383	1,191	1,191	491	491	245	245	584	584	292	292	420	420	210	210	365	365	182	182
7/1/11	2,383	2,383	1,191	1,191	491	491	245	245	584	584	292	292	420	420	210	210	365	365	182	182
10/1/11	2,383	2,383	1,191	1,191	491	491	245	245	584	584	292	292	420	420	210	210	365	365	182	182
1/1/12	2,383	2,383	1,191	1,191	491	491	245	245	584	584	292	292	420	420	210	210	365	365	182	182
4/1/12	2,383	2,383	1,191	1,191	491	491	245	245	584	584	292	292	420	420	210	210	365	365	182	182
7/1/12	2,383	2,383	1,191	1,191	491	491	245	245	584	584	292	292	420	420	210	210	365	365	182	182
10/1/12	2,383	2,383	1,191	1,191	491	491	245	245	584	584	292	292	420	420	210	210	365	365	182	182
1/1/13	2,383	2,383	1,191	1,191	491	491	245	245	584	584	292	292	420	420	210	210	365	365	182	182
4/1/13	2,383	2,383	1,191	1,191	491	491	245	245	584	584	292	292	420	420	210	210	365	365	182	182
7/1/13	2,383	2,383	1,191	1,191	491	491	245	245	584	584	292	292	420	420	210	210	365	365	182	182
10/1/13	2,391	2,391	1,201	1,201	499	499	255	255	584	584	292	292	421	421	211	211	372	372	192	192

(3)	The unvested RSU awards become vested as follows:

	Harlan	Lewis	Lindeman	Konnie	Davis
1/1/11	8,740	1,802	2,141	1,540	1,340
4/1/11	8,740	1,802	2,141	1,540	1,340
7/1/11	8,740	1,802	2,141	1,540	1,340
10/1/11	8,740	1,802	2,141	1,540	1,340
1/1/12	8,740	1,802	2,141	1,540	1,340
4/1/12	8,740	1,802	2,141	1,540	1,340
7/1/12	8,740	1,802	2,141	1,540	1,340
10/1/12	8,740	1,802	2,141	1,540	1,340
1/1/13	8,740	1,802	2,141	1,540	1,340
4/1/13	8,740	1,802	2,141	1,540	1,340
7/1/13	8,740	1,802	2,141	1,540	1,340
10/1/13	8,742	1,810	2,145	1,545	1,346

(4)
The market value of the unvested RSUs is calculated using the closing market price of our common stock at the end of our last completed fiscal year.  Accordingly, the value was determined based on the closing market price of our common stock on the Over the Counter Bulletin Board as of December 31, 2010, the last trading day of 2010, which was $7.66.

(5)	The unvested Incentive RSU awards become vested as follows:

	Harlan	Lewis	Lindeman	Konnie	Davis
1/1/11	8,740	1,802	2,141	1,540	1,340
4/1/11	8,740	1,802	2,141	1,540	1,340
7/1/11	8,740	1,802	2,141	1,540	1,340
10/1/11	8,740	1,802	2,141	1,540	1,340
1/1/12	8,740	1,802	2,141	1,540	1,340
4/1/12	8,740	1,802	2,141	1,540	1,340
7/1/12	8,740	1,802	2,141	1,540	1,340
10/1/12	8,740	1,802	2,141	1,540	1,340
1/1/13	8,740	1,802	2,141	1,540	1,340
4/1/13	8,740	1,802	2,141	1,540	1,340
7/1/13	8,740	1,802	2,141	1,540	1,340
10/1/13	8,742	1,810	2,145	1,545	1,346

(6)	The value of the Incentive RSUs as of December 31, 2010 was determined to be zero due to the probability of the units becoming issued shares as of that date.

(7)	Mr. Hardy left the Company on June 4, 2010 and did not receive any equity compensation in 2010.

  OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2010

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting

Michael W. Harlan	0	$0	0	$0

James C. Lewis	0	$0	0	$0

Curt M. Lindeman	0	$0	0	$0

Gary J. Konnie	0	$0	0	$0

Jeff L. Davis	0	$0	0	$0

Robert D. Hardy	0	$0	0	$0

(1)
Pursuant to the consummation of our plan of reorganization and emergence from Chapter 11 proceedings, on the Effective Date, all of our then existing equity securities, including all Old Common Stock and nonqualified stock options previously granted to the executive officers, vested and unvested, were cancelled. Prior to the Effective Date, the NEOs acquired shares upon their vesting. However, such shares were cancelled on the Effective Date. Holders of the Old Common Stock, including our executive officers holding vested shares of Old Common Stock, received 0.040462 Class A warrants and 0.040462 Class B warrants (subject to rounding to the nearest whole number of warrants) for each share of Old Common Stock they held on the Effective Date. Initially, each Class A Warrant entitles the holder to purchase one share of our new common stock at an exercise price of $22.69 per share, and each Class B Warrant entitles the holder to purchase one share of our new common stock at an exercise price of $26.68 per share.  The warrants will expire on August 31, 2017, and the exercise price and number of shares a holder can purchase with a warrant may be adjusted if certain events occur. The NEOs did not acquire any shares upon vesting in 2010 following the Effective Date.

PENSION BENEFITS

U.S. Concrete does not maintain any defined benefit pension plans that provide for payments or other benefits at, following, or in connection with the retirement of any of our Named Executive Officers.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2010 (1)

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End

Michael W. Harlan	$0	$0	$5,243	$180,932	$0

Robert D. Hardy	$0	$0	$102	$17,223	$0

(1)
We terminated our deferred compensation plan effective November 4, 2009. Under the deferred compensation plan, participating executive officers were permitted to defer up to 80% of their base compensation, and up to 100% of their incentive compensation. The deferral reduced the participating executives’ federal taxable income in the year of deferral. However, Federal Insurance Contributions Act (FICA) contributions, Medicare and local income taxes were paid at the time of deferral. The participants in the plan received a lump-sum distribution of their account balance on November 5, 2010. Under the plan, the participant had a choice of mutual fund investments.  The value of the participant’s account could have increased or decreased depending on the performance of the funds chosen.  At any time, the participant could have changed where deposits and balances were invested.  The plan was administered by our Vice President – Human Resources and a professional administrator who tracked the investment returns and provided participants with monthly statements showing participant contributions and gains/losses on investments.

COMPENSATION PROGRAM AND RISK MANAGEMENT

Our compensation committee has conducted a comprehensive review of the U.S. Concrete compensation structure from the perspective of enterprise risk management and the design and operation of our executive and employee compensation arrangements generally and has concluded that the risks arising from our compensation policies and overall actual compensation practices for employees are not reasonably likely to have a material adverse effect on our company. Our compensation program as a whole does not encourage or incite our executives or other employees to take unnecessary and excessive risks or engage in other activities and behavior that threaten the value of U.S. Concrete or the investments of its shareholders, as evidenced by the following design features that we believe mitigate risk-taking:

•
Compensation Mix.  To encourage appropriate decision-making and facilitate the alignment of the interests of our employees with those of U.S. Concrete and its shareholders, our compensation program is structured to provide an appropriate balance of “fixed” and “variable” or “at risk” compensation. We believe that the allocation of variable compensation between annual cash incentives and long-term stock option, RSU and Incentive RSU grants is reasonable for U.S. Concrete given our business objectives and is comparable to the ratio used by members of our peer group identified in the ‘Compensation Discussion and Analysis’ above.  Historically, and in fiscal year 2010, the compensation committee granted a substantial amount of our executive officers’ total compensation as non-cash long-term equity incentive compensation.

•
Base Salaries.  While base salary is the only fixed element of compensation that we provide to our executives and other employees, we believe that the amounts paid are sufficient to meet the essential financial needs of these executives and employees. Consequently, our incentive compensation arrangements are intended to reward their performance if, and only to the extent that, the Company and our shareholders also benefit financially from their stewardship.

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Annual Incentives. Our annual short-term incentive plan applies to salaried employees at each of our business units, and bonuses under that plan are not awarded upon the completion of specific transactions or projects. While our annual short-term incentive plan for salaried employees differs from year-to-year, cash bonuses are generally awarded under the plan based on some combination of company and business unit financial results, and individual and business unit accomplishment of strategic goals, such as strategic position in the market, improvement in operational efficiencies, development of new products, implementation and utilization of information technology, employee development and accomplishment of various safety goals. The Company does not consider that the pursuit of these objectives may lead to behaviors that focus executives on their individual enrichment rather than the Company’s long-term welfare and considers that the annual bonus plan does not encourage excessive risk-taking as the bonus amounts are based on multiple goals and objectives and are not based solely on corporate performance, but also depend on qualitative, non-financial measures.

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Long-Term Equity Awards. In addition to the long-term strategic focus of our short-term cash bonus plan, our equity compensation program is specifically intended to create a long-term link between the compensation provided to executive officers and other key management personnel and gains realized by our stockholders. Our compensation committee uses a combination of RSUs, Incentive RSUs and nonqualified stock options as long-term incentive compensation because, among other reasons, they provide a motivating form of incentive compensation, while contributing to the focus of our management team on increasing value for our stockholders. As these awards vest over multiple years, and the vesting of the awards is based generally on continued service with the Company, they do not encourage executives to achieve short-term increases in stock price to the detriment of long-term growth.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to our Code of Ethics and Business Conduct, all employees (including our NEOs) who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that competes with, supplies goods or services to, or is a customer of U.S. Concrete, are required to disclose such matters to our Chief Executive Officer or General Counsel prior to transacting such business. Our employees are expected to make reasoned and impartial decisions in the work-place. As a result, approval of related-party business will be denied if we believe that an employee’s interest in such business could influence decisions relative to our business, or have the potential to adversely affect our business or the objective performance of the employee’s work.  Our Board members are also responsible for complying with our Code of Ethics and Business Conduct, which is in writing and is available on our Web site at www.us-concrete.com under Investor Relations – Corporate Governance. You may also obtain a written copy by making a request to our Corporate Secretary by mail at U.S. Concrete, Inc., 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042 or by phone by calling (713) 499-6200.

On completion of our initial public offering in 1999, we entered into new facilities leases, or extended existing leases, with former stockholders or affiliates of former stockholders of several of our newly acquired subsidiaries, including Central. Those leases generally provide for initial lease terms of 15 to 20 years, with one or more extension options we may exercise. William T. Albanese, a former owner of Central and our current Vice President of Business Development – Northern California, was a member of our Board of Directors in 2010 through the Effective Date, and Thomas J. Albanese, a former owner of Central and brother to William T. Albanese, is an employee of ours and previously was designated as one of our executive officers. The leases with Central relate to two facilities and provide for aggregate annual rentals of $362,172. We believe the rentals we must pay under each of these leases are at fair market rates.

Central employed Lauren Cerrito, the daughter of William T. Albanese, during 2010. Central paid Mrs. Cerrito an aggregate of $169,392 in salary and bonus in 2010. In 2010, we granted to Mrs. Cerrito 2,103 RSUs and 2,103 Incentive RSUs, which vest quarterly over a three-year period beginning in January 2011, as well as nonqualified stock options to purchase 573, 573, 287 and 287 shares of our common stock at $12.00, $15.00, $22.69 and $26.68, respectively. We granted those RSUs, Incentive RSUs and nonqualified stock options on the same terms and conditions as the RSUs, Incentive RSUs and nonqualified stock options we granted to other employees in 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any persons beneficially owning more than 10% of our common stock to report their initial ownership of common stock and any subsequent changes in that ownership to the SEC. SEC rules establish due dates for these reports, and we are required to disclose in this proxy statement any failure to file by those dates. Except for a late Form 3 filed by Mr. Lewis on October 8, 2010, and late Form 4’s filed by each of our executive officers on October, 12, 2010, all required 2010 filings were made on a timely basis. In making these disclosures, we relied solely on written statements of directors, executive officers and stockholders and copies of the reports they have filed with the SEC.

REPORT OF THE AUDIT COMMITTEE

To the Board of Directors of U.S. Concrete, Inc.:

We have reviewed and discussed with management U.S. Concrete’s audited financial statements as of and for the year ended December 31, 2010.

In addition, we have discussed with PricewaterhouseCoopers LLP, U.S. Concrete’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61,  Communication with Audit Committees, as amended, adopted by the Public Company Accounting Oversight Board in Rule 3200T. We have also reviewed and discussed with management management’s report on the effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

We have received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board, and we have discussed with that firm its independence from U.S. Concrete. In addition, we concluded that PricewaterhouseCoopers LLP’s provision of services that are not related to the audit of U.S. Concrete’s financial statements was compatible with that firm’s independence from U.S. Concrete.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors of U.S. Concrete that the audited financial statements referred to above be included in U.S. Concrete’s annual report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

The Audit Committee:

Robert M. Rayner, Chairman
Eugene I. Davis
Colin M. Sutherland

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing report of the audit committee shall not be deemed to be filed with the SEC or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the year ending December 31, 2011. PricewaterhouseCoopers LLP has audited our financial statements since May 16, 2002. Although we are not required to seek stockholder approval of this appointment, it has been our practice to do so. No determination has been made as to what action the audit committee and the Board would take if our stockholders fail to ratify the appointment. Even if the appointment is ratified, the audit committee retains discretion to appoint a new independent registered public accounting firm if the audit committee concludes such a change would be in the best interests of U.S. Concrete. We expect representatives of PricewaterhouseCoopers LLP to be present at the meeting and available to respond to appropriate questions by stockholders. They will have the opportunity to make a statement if they so desire.

Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast on the proposal is necessary to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011. The form of proxy provides a means for you to vote for the ratification of the selection of our independent registered public accounting firm, to vote against it or to abstain from voting for or against it. If you voted via the Internet or telephone, or if you elected to receive printed versions of the materials and received a paper proxy card, and if you properly sign and return the proxy card, but do not specify how to vote the shares represented by your proxy, the persons named as proxies will vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Assuming the presence of a quorum, in determining whether this item has received the requisite number of affirmative votes, abstentions and broker non-votes will not affect the vote.

Our Board recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011.

Fees Incurred by U.S. Concrete to Independent Registered Public Accounting Firm

The following table sets forth the fees we incurred for services provided by our independent registered public accounting firm, PricewaterhouseCoopers LLP, during 2010 and 2009.

Fee Category	2010	2009
Audit Fees (1)	$1,188,400	$692,400
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees (2)	$1,919	$1,599
Total	$1,190,319	$693,999

(1)
The 2010 audit fees relate to professional services rendered in connection with: (a) the audit of our financial statements as of August 31, 2010, for the period from January 1, 2010 through August 31, 2010, as of December 31, 2010 and for the period from September 1, 2010 through December 31, 2010; (b) quarterly review of financial statements included in our Forms 10-Q; (c) the review and issuance of consent for a Form S-8 ($7,500); and (d) our responses to SEC Comment Letters. The 2009 audit fees related to professional services rendered in connection with the audit of our annual financial statements, quarterly review of financial statements included in our Forms 10-Q and audit services provided in connection with other statutory and regulatory filings.

(2)	All other fees consist of fees for products and services other than the services reported above. In 2010 and 2009, these fees consisted of licensing fees for accounting research software.

Policy on Pre-Approval by Audit Committee of Services Performed by Independent Auditors

           The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. The audit committee generally will pre-approve specific audit services for the upcoming or current fiscal year, subject to a specified cost level. Any service that is not included among the pre-approved audit services and any non-audit service must be separately pre-approved by the Audit Committee Chairperson. The Chairperson reports any pre-approval decisions to the audit committee at its next scheduled meeting. The audit committee does not delegate to management any of its responsibilities to pre-approve services performed by our independent auditors.

None of the services related to the audit-related fees or other fees described above was approved by the audit committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

  EXPENSES RELATING TO THIS PROXY SOLICITATION

We will pay all expenses relating to this proxy solicitation. In addition to this solicitation, our officers, directors and regular employees may solicit proxies by telephone without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of our common stock and obtaining the proxies of those owners.

OTHER INFORMATION

Date for Submission of Stockholder Proposals

           Under rules the SEC has established, any stockholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2012 Annual Meeting of Stockholders must send notice of the proposal to our Corporate Secretary at our principal executive offices, 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042, so that we receive that notice by no later than the close of business on February 22, 2012. If you submit a stockholder proposal, you must provide your name and address, the number of shares of common stock you hold of record or beneficially, the date or dates on which you acquired those shares and documentary support for any claim of beneficial ownership.

In addition, our bylaws establish an advance-notice procedure for stockholder proposals to be brought before an annual meeting. The procedure provides that stockholders must submit proposals to us in writing containing certain information specified in our bylaws no earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to the first anniversary of our preceding year’s annual meeting. These requirements are in addition to the SEC’s requirements with which a stockholder must comply to have a stockholder proposal included in our proxy statement. Stockholders may obtain a copy of our bylaws by making a written request to our Corporate Secretary.

Under these bylaw provisions, we must receive stockholder proposals for our 2012 Annual Meeting of Stockholders no earlier than the close of business on April 4, 2012 and no later than the close of business on May 4, 2012. Stockholders must deliver the proposals to Corporate Secretary, U.S. Concrete, Inc., 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042.

We received no stockholder proposals and no stockholder director nominations for the 2011 Annual Meeting of Stockholders.

Householding of Annual Meeting Materials

In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (“street-name stockholders”) and share a single address, if such a stockholder requested printed versions of these materials, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any other stockholder at that address were received. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of the Notice, this proxy statement or the accompanying annual report to stockholders, or any future notices or proxy materials, may make a request for these items by contacting the bank, broker or other holder of record, or by contacting us by telephone at 713-499-6200, by e-mail to corporatesecretary@us-concrete.com or by mail to: U.S. Concrete, Inc., 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042, Attention: Corporate Secretary. We will deliver the requested materials promptly upon receiving such a request.  The voting instructions sent to a street-name stockholder should provide information on how to request (1) householding of our future materials or (2) separate materials if only one set of documents is being sent to a household. If they do not, a stockholder who would like to make one of these requests should contact us as indicated above.

Other Matters

           The Board of Directors does not intend to bring any other matters before the annual meeting and has not been informed that any other matters are to be presented by others. If any other matters properly come before the annual meeting, the persons named in the form of proxy will vote all proxies according to their best judgment. The form of proxy provides that the persons named as proxies have discretionary authority to vote on matters not known or determined on the date of this proxy statement.

Please vote via Internet or telephone or mail as soon as possible.  Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the 2011 Annual Meeting of Stockholders, no business can be transacted.  Therefore, please vote by telephone or over the Internet by following the instructions included in the Notice, or if you elected to receive printed versions of the materials, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the postage-paid return envelope enclosed with the printed materials. Please act promptly to ensure that you will be represented at the meeting.

By Order of the Board of Directors,

Curt M. Lindeman
Vice President, General Counsel and Corporate Secretary
Houston, Texas June 21, 2011